UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASAH CORP.

(Exact Name of Small Business Issuer in its Charter)

DELAWARE		98-0403551
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

10039 Bissonnet #250

Houston, Texas 77036-7852

(713) 779-9800

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

GREGG E. JACLIN, ESQ.

ANSLOW & JACLIN, LLP

195 ROUTE 9, SUITE 204

MANALAPAN, NEW JERSEY 07726

TELEPHONE NO.: (732) 409-1212

FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 417 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration fee per share

Common Stock of par value, $.001 per share	4,125,697	$0.85	$3,506,842	$412.76

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to our shareholders in a recent offering. The price of $0.85 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

ASAH CORP.

4,125,697 SHARES

COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 4,125,697 shares of our common stock can be sold by selling security holders at a fixed price of $0.85 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully consider the factors described under the heading “Risk Factors” beginning on Page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED SEPTEMBER __, 2006

The information in this prospectus is not complete and may be changed. The shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date Of This Prospectus Is: September __, 2006

TABLE OF CONTENT

ABOUT OUR COMPANY	1
TERMS OF THE OFFERING	2
WHERE YOU CAN FIND US	2
RISK FACTORS	2
USE OF PROCEEDS	8
DETERMINATION OF OFFERING PRICE	8
DILUTION	8
PENNY STOCK CONSIDERATIONS	9
SELLING STOCKHOLDERS	9
PLAN OF DISTRIBUTION	11
LEGAL PROCEEDINGS	12
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13
DESCRIPTION OF SECURITIES	13
INTERESTS OF NAMED EXPERTS AND COUNSEL	14
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION	15
FOR SECURITIES ACT LIABILITIES	15
ORGANIZATION WITHIN LAST FIVE YEARS	15
DESCRIPTION OF BUSINESS	15
MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	19
DESCRIPTION OF PROPERTY	24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	25
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	25
EXECUTIVE COMPENSATION	26
AVAILABLE INFORMATION	26

i

ABOUT OUR COMPANY

We were incorporated in the State of Delaware under the name Renfrew, Inc. on July 22, 2003 as a blank check company as defined under Rule 419 of the Securities Act. On August 2, 2005 we filed Articles of Amendment with the State of Delaware changing our name to Asah Corp. Pursuant to a Stock Purchase Agreement and Share Exchange between us and American Surgical Assistants, Inc. dated October 10, 2005, we obtained all of the shares of American Surgical Assistants, Inc., a Texas corporation, from Zak Elgamal and Jaime Olmo-Rivas, the sole shareholders of American Surgical Assistants, Inc., in consideration for the issuance of 6,000,000 shares of our common stock to Mr. Elgamal and 6,000,000 shares of our common stock to Mr. Olmo-Rivas for an aggregate amount of 12,000,000 shares of our common stock. Pursuant to the Stock Purchase Agreement and Share Exchange, American Surgical Assistants, Inc. became our wholly owned subsidiary. We had operated as a blank check company until the merger in October 2005 and the purpose for this reorganization with American Surgical Assistants, Inc. was to obtain an operating company which we believed has a successful business plan. Now, through our subsidiary, we provide surgical assistant services to patients, surgeons and healthcare institutions. Although part of our business plan is to explore strategic acquisitions, we do not intend to engage in a reverse merger or acquisition which would result in a change in control in the future.

American Surgical Assistants, Inc. (ASA) is a Texas corporation that operates as a healthcare staffing firm specializing as a provider of surgical assistant services to patients, surgeons and healthcare institutions throughout the five counties of the Greater Houston, Texas area. Utilization of the services of surgical assistants is a cost savings for patients, insurance carriers, hospitals, surgeons, and healthcare institutions offering an alternative to the cost of one aspect of healthcare without compromising the quality of service to the patient. We are currently implementing our business plan to become a nationwide leader in the surgical assistant sector of the healthcare staffing industry. ASA is a Healthcare Staffing Firm certified by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO), ASA was the first surgical assistant staffing company to be certified by JACHO in the nation.

Our surgical assisting services are marketed to hospitals, surgeons and healthcare facilities. Our staff and associates are currently credentialed and providing services to surgeons and patients at numerous hospitals and surgery centers in the Greater Houston area. We market our services under the brand name American Surgical Assistants, Inc. (ASA). We utilize the services of full time salaried employees, hourly employees and a smaller percentage of Independent Contractors.

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data for December 31, 2005 and December 31, 2004 are derived from our December 31, 2005 and 2004 audited financial statements. The statement of operations and balance sheet data for June 30, 2006 are derived from our June 30, 2006 unaudited financial statements.

	For the year ended December 31, 2005 (audited)	For the year ended December 31, 2004 (audited)	For the three months ended June 30, 2006 (unaudited)	For the six months ended June 30, 2006 (unaudited)

STATEMENT OF OPERATIONS

Revenues	$4,729,390	$3,097,819	$2,678,909	4,914,836
Cost of Revenues	$3,300,181	$2,032,363	$1,698,992	3,225,839
General and Administrative Expenses	817,252	$811,493	$142,410	261,360
Income Tax Expense	$213,126	$93,821	$205,597	378,841
Net Income	$386,390	$160,780	$333,134	593,530
Net Income Per Share	$0.02	$0.01	$0.01	0.02

	As of December 31, 2005 (audited)	As of June 30, 2006 (unaudited)
BALANCE SHEET DATA

Cash	$133,194	1,146,425
Accounts receivable, Net	1,635,513	1,498,312
Property and Equipment, Net	64,903	95,710
Total Assets	1,865,222	2,765,092
Total Liabilities	741,063	992,401
Stockholder’s Equity	1,124,159	1,772,691

TERMS OF THE OFFERING

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $0.85 was determined by the price shares were sold to our shareholders in a private placement offering is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

WHERE YOU CAN FIND US

Our corporate offices are located at 10039 Bissonnet #250, Houston, Texas 77036-7852. Our telephone number is (713) 779-9800.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus and any other filings we may make with the United States Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to us and not to the selling stockholders.

WE MAY REQUIRE ADDITIONAL FUNDS TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN ADDITIONAL FINANCING WILL INHIBIT OUR ABILITY TO EXPAND OR EVEN MAINTAIN OUR BUSINESS OPERATIONS.

We may need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. The financing we need may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing will inhibit our ability to implement our development strategy, and as a result, could require us to diminish or suspend our development strategy and possibly cease our operations.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could materially delay our growth as well as day to day operations of our business, to such extent that we are forced restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

IF WE ARE UNABLE TO GENERATE SIGNIFICANT REVENUES FROM OUR OPERATIONS, WE MAY BE UNABLE TO EXPAND OUR SERVICES AND MAY BE FORCED TO CEASE OPERATIONS.

If we are unable to generate significant revenues from our operations, we could be forced to delay, scale back or eliminate certain services and product development programs. We intend to expand our services beyond the Houston area. Ultimately the expansion may allow us to become profitable. However, if we fail to generate significant revenues in the future, then we will not able to expand our services as we anticipate. This failure to expand may hurt our ability to raise additional capital which could materially delay our growth as well as day to day operations of our business, to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

IF WE ARE UNABLE TO ATTRACT AND RETAIN HEALTHCARE PROFESSIONALS FOR OUR HEALTHCARE STAFFING BUSINESS AT REASONABLE COSTS, IT COULD INCREASE OUR OPERATING COSTS AND CURTAIL OUR BUSINESS OPERATIONS.

We rely significantly on our ability to attract and retain healthcare professionals who possess the skills, experience and licenses necessary to meet the requirements of our hospital and healthcare facility clients. We compete for healthcare staffing personnel with other healthcare staffing companies and with hospitals and healthcare facilities based on the quantity, diversity and quality of assignments offered, compensation packages and the benefits that we provide to our healthcare professionals. We must continually evaluate and expand our healthcare professional network to keep pace with our hospital and healthcare facility clients’ needs.

We may be unable to continue to increase the number of healthcare professionals that we recruit, decreasing the potential for growth of our business. Our ability to attract and retain healthcare professionals depends on several factors, including our ability to provide healthcare professionals with assignments that they view as attractive and to provide them with competitive wages and benefits, including health insurance and housing. We may not be successful in any of these areas as the costs of attracting healthcare professionals and providing them with attractive benefit packages may be higher than we anticipate, or we may be unable to pass these costs on to our hospital and healthcare facility clients. If we are unable to increase the rates that we charge our hospital and healthcare facility clients to cover these costs, our profitability could decline. Moreover, if we are unable to attract and retain healthcare professionals, the quality of our services to our hospital and healthcare facility clients may decline and, as a result, we could lose clients.

OUR SERVICE AGREEMENTS WITH ZAK ELGAMAL AND JAIME OLMO-RIVAS PROVIDE A SEVERANCE CONSISTING OF CASH PAYMENTS

We have entered into service agreements with Messrs. Elgamal and Olmo-Rivas. Each agreement provides a severance package consisting of payment of $3,000,000. In the event that we are required to pay the severance payment amount of $3,000,000, such payment could have a substantial negative effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

THE PURCHASE OF SHARES BY MSSRS. ELGAMAL AND OLMO-RIVAS PURSUANT TO THEIR SERVICE AGREEMENT AT A 25% DISCOUNT FROM THE MARKET PRICE WILL RESULT IN ISSUANCE OF A SIGNIFICANT INCREASE OF SHARES RESULTING IN DILUTION TO OUR SHAREHOLDERS.

Pursuant to their service agreements, Mssrs. Elgamal and Olmo-Rivas have the right to purchase our shares are a 25% discount from the market price The price of our common shares may fluctuate and if these individuals exercise this right tit will results in the issuance of a significant amount of our common shares to these individuals. This will result in our present shareholders being substantially diluted.

OUR ACCOUNTS RECEIVABLE COMPRISE A SUBSTANTIAL PORTION OF OUR TOTAL ASSETS AND ANY DELAY OR FAILURE IN COLLECTING SUCH ACCOUNTS MAY NEGATIVELY IMPACT OUR OPERATING RESULTS AND OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN.

As of June 30, 2006, our accounts receivable, net of allowance for discounts, total $1,498,312 which represents approximately 54% of our total assets of $2,765,092. Furthermore, if we experience delays in collecting accounts receivable on a timely basis, this could result in a substantial number of delinquent accounts. In addition, reimbursement rates by third party insurance companies may not keep pace with the increasing costs of services. As a result, we may lack sufficient working capital to implement our business plan. In addition, we may experience difficulty repaying debt on a timely basis and therefore risk defaulting on such debt. Such a default may require us to incur penalties in connection therewith. Furthermore, our ability to raise additional capital through credit financing may be impaired which could have a negative effect on our business.

Also, the longer delinquent accounts remain outstanding, the less likely it is that we will be able to collect the full amount owed, or, in some cases, we may not receive payment at all. Because the majority of our revenues are collected through third party insurance programs, there is a high rate of allowance for such discounts. Specifically, as of December 31, 2005, our estimated discounts for insurance reimbursements and Medicare and Medicaid was $617,491 which represented nearly 50% of our total accounts receivable.

Failure to receive full payment will substantially affect our gross margin and revenue, thereby affecting our ability to generate profit. As a result, we may be forced to delay, scale back, or abandon our expansion plans. Furthermore, failure to collect our account receivable may negatively impact our operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

WE OPERATE IN A HIGHLY COMPETITIVE MARKET AND OUR SUCCESS DEPENDS ON OUR ABILITY TO REMAIN COMPETITIVE IN OBTAINING AND RETAINING HOSPITAL AND HEALTHCARE FACILITY CLIENTS AND DEMONSTRATING THE VALUE OF OUR SERVICES.

The healthcare staffing business is highly competitive. We compete in national, regional and local markets with full-service staffing companies, specialized staffing agencies and hospital systems that have developed their own interim staffing pools. Some of our larger competitors in the nurse staffing sector include Cross Country, InteliStaf/StarMed, CompHealth Group/RN Network, Medical Staffing Network and On Assignment. Some of these companies may have greater marketing and financial resources.

We believe that the primary competitive factors in obtaining and retaining hospital and healthcare facility clients are identifying qualified healthcare professionals for specific job requirements, providing qualified employees in a timely manner, pricing services competitively and effectively monitoring employees’ job performance. Competition for hospital and healthcare facility clients and healthcare professionals may increase in the future due to these factors or a shortage of qualified healthcare professionals in the marketplace and, as a result, we may not be able to remain competitive. To the extent competitors seek to gain or retain market share by reducing prices or increasing marketing expenditures, we could lose revenue or hospital and healthcare facility clients and our margins could decline, which could seriously harm our operating results and cause the price of our stock to decline. In addition, the development of alternative recruitment channels could lead our hospital and healthcare facility clients to bypass our services, which would also cause revenue and margins to decline.

OUR BUSINESS DEPENDS UPON OUR ABILITY TO SECURE AND FILL NEW ORDERS FROM OUR HOSPITAL AND HEALTHCARE FACILITY CLIENTS AND ECONOMIC CONDITIONS MAY LIMIT THE NUMBER OF NEW ORDERS AND CONTRACTS WE RECEIVE FROM OUR HEALTHCARE FACILITY CLIENTS.

We generally do not have long-term, or guaranteed order contracts with our hospital and healthcare facility clients. The success of our business is dependent upon our ability to continually secure new contracts and orders from hospitals and other healthcare facilities and to fill those orders with our healthcare professionals. Our hospital and healthcare facility clients are free to award contracts and place orders with our competitors and choose to use healthcare professionals that our competitors offer them. Therefore, we must maintain positive relationships with our hospital and healthcare facility clients. If we fail to maintain positive relationships with our hospital and healthcare facility clients or are unable to provide a cost-effective staffing solution, we may be unable to generate new healthcare professional orders and our business will be severely curtailed.

Some hospitals and healthcare facility clients choose to outsource this healthcare staffing contract and order function to hospital associations owned by member healthcare facilities and companies with vendor management services that may act as intermediaries with our client facilities. These organizations may limit our ability to obtain new clients and maintain our existing client relationships by impeding our ability to access and contract directly with healthcare facility clients. Additionally, we may experience pricing pressure or incremental fees from these organizations which would decrease our revenue and profitability.

Depressed economic conditions, such as increasing unemployment rates and low job growth, could also negatively influence our ability to secure new orders and contracts from hospital and healthcare facility clients. Fewer placement opportunities for our healthcare professionals also impairs our ability to recruit healthcare professionals and our revenues and profitability may decline as a result of this constricted demand and supply.

THE DEMAND FOR OUR SERVICES, AND THEREFORE THE PROFITABILITY OF OUR BUSINESS, MAY BE LIMITED BY CHANGES IN THE STAFFING NEEDS DUE TO FLUCTUATIONS IN HOSPITAL ADMISSIONS OR STAFFING PREFERENCES OF OUR HEALTHCARE FACILITY CLIENTS.

Demand for our healthcare staffing services is significantly affected by the staffing needs and preferences of our healthcare facility clients, as well as by fluctuations in patient occupancy at our client healthcare facilities. Our healthcare facility clients may choose to use staff, additional overtime from their permanent staff or add new permanent staff in order to accommodate changes in their staffing needs. As patient occupancy decreases, healthcare facility clients typically will reduce their use of services before reducing the workload or undertaking layoffs of their regular employees.

Patient occupancy at our client healthcare facilities fluctuates due to economic factors and seasonal fluctuations that are beyond our control. Hospitals in certain geographical regions experience significant seasonal fluctuations in admissions, and must be able to adjust their staffing levels to accommodate the change in patient census. Many healthcare facilities will utilize healthcare professionals to accommodate an increase in hospital admissions. Alternatively, if hospital admissions decrease, the demand for our healthcare professionals may decline, resulting in decreased revenues. In addition, we may experience more competitive pricing pressure during periods of patient occupancy and hospital admission downturns, which would decrease our revenue and profitability.

WE OPERATE IN A REGULATED INDUSTRY AND CHANGES IN REGULATIONS OR VIOLATIONS OF REGULATIONS MAY RESULT IN INCREASED COSTS OR SANCTIONS THAT COULD REDUCE REVENUE AND PROFITABILITY AND MAY LESSEN OUR ABILITY TO GROW AND OPERATE OUR BUSINESS.

The healthcare industry is subject to extensive and complex federal and state laws and regulations related to professional licensure, conduct of operations, costs and payment for services and payment for referrals.

Our business is generally not subject to the extensive and complex laws that apply to our hospital and healthcare facility clients, including laws related to Medicare, Medicaid and other federal and state healthcare programs. However, these laws and regulations could indirectly affect the demand or the prices paid for our services. For example, our hospital and healthcare facility clients could suffer civil and/or criminal penalties and/ or be excluded from participating in Medicare, Medicaid and other healthcare programs if they fail to comply with the laws and regulations applicable to their businesses.

In addition, our hospital and healthcare facility clients could receive reduced reimbursements, or be excluded from coverage, because of a change in the rates or conditions set by federal or state governments. In turn, violations of or changes to these laws and regulations that would affect our hospital and healthcare facility clients could also affect the prices that these clients are willing or able to pay for our services. Furthermore, third party payors, such as health maintenance organizations, increasingly challenge the prices charged for medical care. Failure by hospitals and other healthcare facilities to obtain full reimbursement from those third party payors could reduce the demand or the price paid for our services.

We are also subject to certain laws and regulations applicable to healthcare staffing agencies and general staffing services. Like all employers, we must also comply with various laws and regulations relating to pay practices, workers compensation and immigration. Because of the nature of our business, the impact of a change in these laws and regulations may have a more pronounced effect on our business. These laws and regulations may also impede our ability to grow our operations. We primarily draw our supply of healthcare professionals from the United States, but international supply channels have represented a growing supply source. Our ability to recruit healthcare professionals through these foreign supply channels may be impacted by government legislation limiting the number of immigrant visas that can be issued.

IF IT IS DETERMINED THAT THE SHARES ISSUED TO OUR SHAREHOLDERS IN DECEMBER 2005, MAY REQUIRE A RESCISSION OFFER TO THESE SHAREHOLDERS WE COULD BE SUBJECT TO CERTAIN CONTINGENT LIABILITIES AS A RESULT OF THE RESCISSION OFFER WHICH WOULD BE ADVERSE TO OUR BUSINESS AND OPERATIONS.

In December 2005, we completed an offering pursuant to Section 4(2) of the Securities Act of 1933. Due to the number of investors in this offering it is possible that this exemption will not apply to this offering. If it is determined that the shares issued pursuant to this offering do not qualify for the exemption, the we will be required to offer a rescission to these shareholders.

Additionally, there is considerable legal uncertainty under both federal and state securities and related laws concerning the efficacy of rescission offers and general waivers and releases with respect to barring claims that would be based on securities and related law violations. In addition, any subscriber who accepts the rescission offer does not prevent such shareholder from taking further action against us. A rescission offer may not terminate any or all potential contingent liability that we may have in connection with that share issuance. In addition, there can be no assurance that we will be able to enforce the waivers received in connection with the rescission offer to bar any claims based on allegations of fraud or other federal or state securities law violations until the applicable statutes of limitations have run. Under federal securities laws, such waivers are unenforceable. The applicable statutes of limitations vary from state to state and under federal law, the longest of which would be for up to three years from the occurrence of the violation.

In addition, the various states in which the shareholders reside could bring administrative actions against us as a result of the rescission offer. The remedies vary from state to state but could include enjoining us from further violations of the subject state law, imposing civil penalties, seeking administrative assessments and costs for the investigations or bringing suit for damages on behalf of the shareholder.

SIGNIFICANT LEGAL ACTIONS COULD SUBJECT US TO SUBSTANTIAL LIABILITIES.

In recent years, hospital and healthcare facility clients have become subject to an increasing number of legal actions alleging malpractice or related legal theories. Because our healthcare professionals provide medical care and we provide credentialing of these healthcare professionals, claims may be brought against us and our healthcare professionals relating to the recruitment and qualification of these healthcare professionals and the quality of medical care provided by our healthcare professionals while on assignment at our hospital and healthcare facility clients. We and our healthcare professionals may at times be named in these lawsuits regardless of our contractual obligations, the competency of the healthcare professionals or the standard of care provided by our healthcare professionals. In some instances, we are required to indemnify hospital and healthcare facility clients contractually against some or all of these potential legal actions. Also, because most of our healthcare professionals are our employees, we may be subject to various employment claims and contractual disputes regarding the terms of a healthcare professional’s employment.

We maintain various types of insurance coverage, including professional liability and employment practices, through insurance carriers. We may experience increased insurance costs and reserve accruals and may not be able to pass on all or any portion of increased insurance costs to our hospital and healthcare facility clients, thereby reducing our profitability. Our insurance coverage may not be sufficient to cover all claims against us, and we may be exposed to substantial liabilities.

WE MAY BE LEGALLY LIABLE FOR DAMAGES RESULTING FROM OUR HOSPITAL AND HEALTHCARE FACILITY CLIENTS’ IMPROPER TREATMENT OF OUR HEALTHCARE PERSONNEL.

Because we are in the business of placing our healthcare professionals in the workplaces of other companies, we are subject to possible claims by our healthcare professionals alleging discrimination, sexual harassment and other similar activities by our hospital and healthcare facility clients. We maintain a policy for employee practices coverage as well as a policy covering our corporate entity. However, the cost of defending such claims, even if groundless, could be substantial and the associated negative publicity could limit our ability to attract and retain qualified individuals in the future.

OUR OPERATIONS MAY DETERIORATE IF WE ARE UNABLE TO CONTINUE TO ATTRACT, DEVELOP AND RETAIN OUR OPERATIONS PERSONNEL.

Our success is dependent upon the performance of our operations personnel, especially account managers and recruiters. The number of individuals who meet our qualifications for these positions is limited, and we may experience difficulty in attracting qualified candidates. In addition, we commit substantial resources to the training, development and support of our personnel. Competition for qualified personnel in the line of business in which we operate is strong, and there is a risk that we may not be able to retain our personnel after we have expended the time and expense to recruit and train them.

OUR ABILITY TO COLLECT REVENUES IS DEPENDENT ON OUR ABILITY TO COLLECT FROM THIRD PARTY INSURANCE PROGRAMS.

The majority of our revenues are received through third party insurance programs. As a result, if these organizations fail to make these payments in a timely manner, the overall timing and amount of collections may differ from what we expected and result in material harm to our revenues, net income and assets.

The dependence on these programs could cause us to suffer losses in several instances:

•

If we fail to comply with operational covenants and other regulations imposed by these programs, we may lose our eligibility to continue to receive reimbursements under the program or incur monetary penalties, either of which could result in our inability to collect scheduled payments.

•	If reimbursement rates do not keep pace with increasing costs of services as a result from insurance carriers to control healthcare costs, we may not be able to generate adequate revenues.

OUR BUSINESS ACTIVITIES ARE SUBJECT TO ADDITIONAL GOVERNMENTAL REGULATIONS AND FUTURE REGULATIONS MAY MAKE IT MORE DIFFICULT FOR US TO OPERATE ON A PROFITABLE BASIS.

Our business is subject to numerous federal and state laws and regulations, which, among other things, may (i) require us to obtain and maintain certain licenses and qualifications or subject us to certain claims, defenses and rights of offset. Although we believe that our current business plan is in compliance with statutes and regulations applicable to our business, we may not be able to maintain such compliance without incurring significant expense. The failure to comply with such statutes and regulations could have a material adverse effect upon us. Furthermore, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations, or the expansion of the healthcare finance business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business could have a material adverse effect upon our business, operating results and financial condition.

It is possible that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental provider payment programs (‘‘Government Programs’’) will have an adverse effect on us or that payments under Government Programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Concern about the potential effects of the proposed reform measures has contributed to the volatility of prices of securities of companies in healthcare and related industries, and may similarly affect the price of our securities in the future.

THE LOSS OF ZAK ELGAMAL, OUR SOLE OFFICER AND DIRECTOR WOULD SEVERALY IMPACT OUR ABILITY TO REMAIN COMPETITIVE.

We believe that the success of our business strategy and our ability to operate profitably depends on the continued employment of our Zak Elgamal, our sole officer and director. If Mr. Elgamal becomes unable or unwilling to continue in his present positions, our business and financial results would be severally affected.

IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL, THEN WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

We depend on the services of our sole officer and director and our success depends on the continued efforts of such individual to manage our business operations. At the present time, Mr. Elgamal devotes approximately 40 hours per week to the business affairs of the company. The loss of the services of the President would severely curtail the management of our day to day operations. In addition, our success in expanding our business operations is largely dependent on our ability to hire highly qualified personnel. In addition, we may lose employees or consultants that we hire due to higher salaries and fees being offered by competitors or other businesses in the industry.

OUR EXISTING LARGE STOCKHOLDERS HAVE SIGNIFICANT CONTROL OVER US AND MAY PREVENT YOU FROM CAUSING A CHANGE IN THE COURSE OF OUR OPERATIONS AND MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

Zak Elgamal and Jaime Olmo-Rivas beneficially own approximately 69% of our common stock. Accordingly, for as long as Messrs. Elgamal and Olmo-Rivas continue to own more than 50% of our common stock, they will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. Therefore, regardless of the number of our common shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is limited. This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT SINCE THERE IS CURRENTLY NO PUBLIC MARKET FOR OUR COMMON STOCK AND IT IS POSSIBLE THAT OUR COMMON STOCK WILL NEVER BE APPROVED FOR TRADING ON A RECOGNIZED EXCHANGE.

There is no established public trading market for our securities. After this document is declared effective by the Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTC BB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. A market maker may not agree to file the necessary documents with the OTC BB, it is also possible that an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment, which will result in the loss of your investment.

WE DO NOT EXPECT TO PAY DIVIDENDS AND INVESTORS SHOULD NOT BUY OUR COMMON STOCK EXPECTING TO RECEIVE DIVIDENDS.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in having our shares listed or quoted on any exchange or quotation system, then you may not have any manner to liquidate or receive any payment on your investment. Therefore our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand out business operations.

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.85 for the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

FUTURE SALES BY OUR STOCKHOLDERS MAY DECREASE OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 29,051,394 shares of common stock outstanding as of September 1, 2006, 4,125,697 shares will be freely tradable without restriction upon the effective date of this registration statement, unless held by our “affiliates”. The remaining 24,925,697 shares of common stock, which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

•	Make a suitability determination prior to selling a penny stock to the purchaser;
•	Receive the purchaser’s written consent to the transaction; and
•	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

OUR STOCK PRICE MAY DECREASE DUE TO OUR MARKET CAP BASED ON THE FUTURE ISSUANCES OF ADDITIONAL SHARES OF COMMON OR PREFERRED STOCK.

Our Articles of Incorporation authorize the issuance of one hundred million (100,000,000) shares of common stock. As of September 1, 2006, we had 29,013,100 shares of common stock issued and outstanding. As such, our Board of Directors has the power, without shareholder approval, to issue up to 70,986,900 shares of common stock. The issuance of such shares will dilute the shares held by the current shareholders. In addition, our articles of incorporation also provide that we are authorized to issue up to 10,000,000 shares of blank check preferred stock with a par value of $.001 per share. “Blank Check” means that the rights and preferences of the preferred shares have not been determined. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding.

However, our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock and with such relative rights, privileges, preferences and restrictions that the Board may determine. Any issuance of preferred stock will dilute the voting power or other rights of the holders of common stock. If preferred shares are issued it may effect our decision to issue dividends since this may increase the number of dividends that we would be issuing. In addition, it is possible that the Board of Directors may determine that the preferred shares will have rights and preferences, including dividend rights, over the common stockholders.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in a private placement memorandum pursuant to Regulation D Rule 506 of the Securities Act of 1933 which was completed in April 2006.

The offering price of the shares of our common stock has been determined arbitrarily by us and will not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on the Over The Counter Bulletin Board (OTCBB), we attempt to locate a market maker and to file to obtain a listing on the (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. Although there are no requirements for listing on the OTCBB, it is possible that our common stock will not be approved to trade on the OTCBB. We have had discussions with one market maker regarding the filing of our application for trading on the OTCBB. However, even if our common stock becomes listed on the OTCBB, it may not trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of the 4,125,697 shares of our common stock held by ninety-two shareholders. Such shares include a total of 1,000,000 shares held by Zak Elgamal, our sole officer and director, as well as 1,000,000 shares held by Jaime Olmo-Rivas, the Vice President of our wholly owned subsidiary, American Surgical Assistants, Inc. It also includes the 531,550 shares of our common stock which were half of the shares issued to 79 investors pursuant to our private placement in December 2005. In addition, it includes 450,000 shares issued to Global Business Resources, Inc. for consulting services rendered, 225,000 shares issued to Anslow & Jaclin, LLP for legal services, 100,000 shares each issued to Margaret Cruz, Rogelio S. Martinez and Nayef Nassar for services rendered and 250,000 shares each issued to Bland Chamberlain and Jose Chapa, Jr. pursuant to consulting agreements. It also includes 18,147 shares of our common stock which were half of the shares issued to seven investors pursuant to our private placement in April 2006. As of September 1, 2006, we have a total of 29,051,394 shares issued and outstanding.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of September 1, 2006 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of Stock owned prior to offering	Shares of Common stock to be sold	Shares of common stock owned after Offering	Percent of common owned after offering
Adam, Sandra (9)	2,000	1,000	1,000	0.00%
Aguilar, Hugo (9)	5,000	2,500	2,500	0.01%
Al Alam, Mohd S. (9)	5,000	2,500	2,500	0.01%
Anslow & Jaclin, LLP (1)	450,000	225,000	225,000	0.77%
Baburi, Qasim (9)	10,000	5,000	5,000	0.02%
Baker, Sandra (9)	10,000	5,000	5,000	0.02%
Battad, Venerando (9)	5,000	2,500	2,500	0.01%
Butcher, Sylvia (9)	5,000	2,500	2,500	0.01%
Canseco, Jose Jr. (9)	5,000	2,500	2,500	0.01%
Carpenter, Karen (9)	20,000	10,000	10,000	0.03%
Chamberlain, Bland (2)	3,000,000	300,000	2,700,000	9.29%
Chapa, Jose (3)	3,000,000	300,000	2,700,000	9.29%
Cornell, Robert (9)	100,000	50,000	50,000	0.17%
Correa, Jorge(9)	5,000	2,500	2,500	0.01%
Cruz, Christopher(9)	2,000	1,000	1,000	0.00%
Cruz, Margaret(9)	5,000	2,500	2,500	0.01%
Cruz, Margaret (4)	200,000	100,000	100,000	0.34%
Dubravka, Muranovic(9)	15,000	7,500	7,500	0.03%
Elgamal, Janine(9)	25,000	12,500	12,500	0.04%
Elgamal, Marie(9)	25,000	12,500	12,500	0.04%
Elgamal, Zak W.	10,000,000	1,000,000	9,000,000	30.98%
Elmenhorst, Carl	7,060	3,530	3,530	0.01%
Fisher, Sheryl(9)	5,000	2,500	2,500	0.01%
Flores, David(9)	10,000	5,000	5,000	0.02%
Fogle, Rosa(9)	10,000	5,000	5,000	0.02%
Global Business Resources (5)	900,000	450,000	450,000	1.55%
Gloria, Eduardo(9)	5,000	2,500	2,500	0.01%
Hyde, Marie	4,706	2,353	2,353	0.01%
Ibrahim, Majed(9)	5,000	2,500	2,500	0.01%
Khan, Sosun(9)	10,000	5,000	5,000	0.02%
Lopez, Jason A(9)	800	400	400	0.00%
Lopez, Veronica L(9)	800	400	400	0.00%
Machado, Raul(9)	40,000	20,000	20,000	0.07%
Maldonado, Marivic(9)	5,000	2,500	2,500	0.01%

Maldonado, Rosalina(9)	5,000	2,500	2,500	0.01%
Mamlouk, Samuel(9)	10,000	5,000	5,000	0.02%
Marimon, Antonio(9)	2,000	1,000	1,000	0.00%
Martinez, Beatriz(9)	5,000	2,500	2,500	0.01%
Martinez, Elizabeth(9)	5,000	2,500	2,500	0.01%
Martinez, Jerome(9)	5,000	2,500	2,500	0.01%
Martinez, Lester(9)	50,000	25,000	25,000	0.09%
Martinez, Rogelio(9)	10,000	5,000	5,000	0.02%
Martinez, Rogelio S (9) (6)	200,000	100,000	100,000	0.34%
Masilungan, Pedro(9)	10,000	5,000	5,000	0.02%
Maxene, Gary	11,764	5,882	5,882	0.02%
Merritt, Stacey(9)	10,000	5,000	5,000	0.02%
Modaresi, Mohamad(9)	10,000	5,000	5,000	0.02%
Nassar, Nayef (7)	200,000	100,000	100,000	0.34%
Nna Obinna Chinazom(9)	10,000	5,000	5,000	0.02%
Nna Wosu, Chidinma M(9)	10,000	5,000	5,000	0.02%
Nna Wosu, Chihurumnanya(9)	10,000	5,000	5,000	0.02%
Nna Wosu, Ikenna C(9)	10,000	5,000	5,000	0.02%
Ochoa, Amanda(9)	500	250	250	0.00%
Ochoa, Denise(9)	500	250	250	0.00%
Ochoa, Jude E(9)	500	250	250	0.00%
Ochoa, Madison P(9)	500	250	250	0.00%
Ochoa, Ryan E(9)	500	250	250	0.00%
Ochoa-De Estaba, Amelia	11,764	5,882	5,882	0.02%
Olmo, Jaime A Sr. (9)	5,000	2,500	2,500	0.01%
Olmo, Jaime III(9)	125,000	62,500	62,500	0.22%
Olmo, Javier(9)	31,000	15,500	15,500	0.05%
Olmo, Joaquina(9)	5,000	2,500	2,500	0.01%
Olmo, Juan Carlos(9)	25,000	12,500	12,500	0.04%
Olmo, Norelly A(9)	25,000	12,500	12,500	0.04%
Olmo-Rivas, Jaime (8)	10,000,000	1,000,000	9,000,000	30.98%
Parmar, Abhaman(9)	50,000	25,000	25,000	0.09%
Parmar, Kamla(9)	25,000	12,500	12,500	0.04%
Patrone, Louis(9)	10,000	5,000	5,000	0.02%
Perez, Rolando(9)	5,000	2,500	2,500	0.01%
Pitty, Catalino(9)	10,000	5,000	5,000	0.02%
Roa, Hernan(9)	10,000	5,000	5,000	0.02%
Rodriguez, Eduardo(9)	5,000	2,500	2,500	0.01%
Rodriguez, Samuel(9)	5,000	2,500	2,500	0.01%
Ryan, Shirley(9)	10,000	5,000	5,000	0.02%
Sayed, Adil(9)	5,000	2,500	2,500	0.01%
Scott, Dallas(9)	5,000	2,500	2,500	0.01%
Scott, Donna J. (9)	20,000	10,000	10,000	0.03%
Sharum, Cynthia L. (9)	30,000	15,000	15,000	0.05%
Smith, David(9)	10,000	5,000	5,000	0.02%
Smith, Eugene	3,000	1,500	1,500	0.01%
Tillerson, Donna G(9)	50,000	25,000	25,000	0.09%
Tolosa, Bernabe(9)	10,000	5,000	5,000	0.02%
Velasquez, Percy(9)	35,000	17,500	17,500	0.06%
Ventura, Jose D. (9)	1,000	500	500	0.00%

Vidales, Alexandria(9)	3,000	1,500	1,500	0.01%
Vidales, Jeremy(9)	3,000	1,500	1,500	0.01%
Vidales, Rosa(9)	5,000	2,500	2,500	0.01%
Wise, Steve(9)	20,000	10,000	10,000	0.03%
Zamarron, Debra(9)	10,000	5,000	5,000	0.02%
Zamarron, Roger(9)	10,000	5,000	5,000	0.02%

Totals	29,051,394	4,125,697	24,925,697	85.80%

(1)	Richard Anslow is a principal of Anslow & Jaclin, LLP and has investment control over its shares of our common stock. Anslow & Jaclin, LLP received shares for legal services rendered to us.

(2)	Bland Chamberlain received 750,000 shares based on a consulting agreement with us pursuant to which Mr. Chamberlain provides surgical assisting services on our behalf.

(3)	Jose Chapa received 750,000 shares based on a consulting agreement with us pursuant to which Mr. Chapa provides surgical assisting services on our behalf.

(4)	Margaret Cruz received 200,000 shares for services rendered to us specifically for us our sole medical billing specialist for the last eight years.

(5)

Peter Goldstein is a principal of Global Business Resources, Inc. and has investment control over its shares of our common stock. Global Business Resources, Inc. received such shares for consulting services rendered to us. Specifically, Global Business assists us in the ongoing review and adjustment of our strategic plan for the growth of our business.

(6)	Rogelio Martinez received 200,000 shares for services rendered to us specifically for accounting and bookkeeping services for the last twelve years.

(7)	Nayef Nassar received 200,000 shares for services rendered to us specifically for his assistance with maintaining relationships with the surgeons we work with.
(8)	Jaime Olmo-Rivas is the Vice President of our wholly owned subsidiary, American Surgical Assistants, Inc.
(9)	This individual is either currently one of our employees or was one of our employees or independent contractor of ASA at the time these shares were purchased.

To our knowledge, except for Zak Elgamal and except as set forth above, none of the selling shareholders or their beneficial owners:

-	Has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	Has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

Although Jaime Olmo-Rivas is not an officer or director, he is an integral member of our management team, and a highly trained cardio-vascular surgical assistant with very special capabilities in endo-scopic vein harvesting and open heart surgery. In addition to performing surgical assisting duties, he is responsible for everyday management and supervision of all our surgical assistants working in the field. Mr. Olmos-Rivas is supported by three additional employees who comprise a field supervision team which is on call 24 hours per day to receive, schedule and assign work to our assistants. He also maintains an open line of communication with the surgeons in various healthcare facilities to receive and act upon their feed back as needed. He interviews prospective assistants and evaluates the quality of the existing work force regularly.

The following shareholders, who purchased shares in our private placement offering, are related to Zak W. Elgamal, our sole officer and director, as noted below:

Janine Elgamal	Daughter of Zak Elgamal
Marie Elgamal	Daughter of Zak Elgamal

None of the selling shareholders is a broker dealer or an affiliate of a broker-dealer.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.85 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Sales by selling security holder must be made at the fixed price of $0.85 until a market develops for the stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system. In order for our shares to be quoted, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board. In addition, it is possible that, such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if developed, will be sustained.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,
•	transactions involving cross or block trades on any securities or market where our common stock is trading,
•	purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
•	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. The selling shareholders may be deemed to be underwriters with respect to the shares that they are offering for resale.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our shareholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $50,000.

Notwithstanding anything set forth herein, no NASD member will charge commissions that exceed 8% of the total proceeds of the offering.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened legal actions against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of September 1, 2006 are as follows:

Name	Age	Position
Zak W. Elgamal	57	President, Chief Executive Officer, Chief Financial Officer and Director
Jaime Olmo-Rivas		Vice President of American Surgical Assistants, Inc.

Set forth below is the name of our director and officer, all positions and offices with us held, the period during which he has served as such, and the business experience during at least the last five years:

ZAK W. ELGAMAL has been the President and Director of the Company since October 31, 2003. Since 1983, Mr. Elgamal has been a Certified Surgical Assistant in Houston, Texas. In such capacity, Mr. Elgamal has practiced as an assistant in General, Endoscopic and Advanced Endoscopic Surgery, Orthopedic and Endoscopic Orthopedic Surgery, Spinal Surgery, Vascular Surgery, Neurosurgery, Gynecology, Obstetrics, Laparoscopy Assisted Gynecological Surgery, and Plastic & Re-constructive Surgery. Since 1999, Mr. Elgamal has been President and the Executive Director of American Surgical Assistants, L.L.P. He then became the President of its successor American Surgical Assistants, Inc. in Houston, Texas which was founded to contract with hospitals for the services of Surgical Assistants. Since 1983 he has also been the President of C.S.A. Services, Inc. (incorporated in 1995) in Houston, Texas which became the General Partner in American Surgical Assistants, L.L.P.

Mr. Elgamal received his M.D. (M.B., B.Ch) from the Faculty of Medicine at Ain Shams University in Cairo, Egypt in 1972. He also received his graduate training in Healthcare Management in Cairo, Egypt in the early eighties.

JAIME OLMO-RIVAS is not the Vice President of our wholly owned subsidiary, American Surgical Assistants, Inc. Although he is not an officer or director of the Company, he is an integral member of our management team, and a highly trained cardio-vascular surgical assistant with very special capabilities in endo-scopic vein harvesting and open heart surgery. In addition to performing surgical assisting duties, he is responsible for everyday management and supervision of all our surgical assistants working in the field. Mr. Olmos-Rivas is supported by three additional employees who comprise a field supervision team which is on call 24 hours per day to receive, schedule and assign work to our assistants. He also maintains an open line of communication with the surgeons in various healthcare facilities to receive and act upon their feed back as needed. He interviews prospective assistants and evaluates the quality of the existing work force regularly.

Term of Office

Our director is appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Our officer and director listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors. We do not have any standing committees. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

None of our Officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of shares of our common stock owned as of September 1, 2006 by all persons (i) known to us who own more than 5% of the outstanding number of such shares, (ii) by all of our directors, and (iii) by all officers and directors of us as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (2)

Common	Zak W. Elgamal 10039 Bissonnet #250 Houston, Texas 77036-7852	10,000,000	34.42%

Common	Jaime Olmo-Rivas 10903 Ashland Bridge Lane Sugar Land, Texas 77478	10,000,000	34.42%

Common	Bland Chamberlain 4010 Fukford Court Katy, Texas 77450	3,000,000	10.33%

Common	Jose Chapa 8726 Cedardale Drive Houston, Texas 77055	3,000,000	10.33%

Officers and Directors As a Group (1)		10,000,000	34.42%

(1)	Jaime Olmo-Rivas, Bland Chamberlain, and Jose Chapa, Jr. are not officers or directors of us and therefore such shares are not part of the executive officers and directors as a group.
(2)	The percent of class is based on 29,051,394 shares of common stock issued and outstanding as of September 1, 2006.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $.001 per share and 10,000,000 shares of preferred stock at a par value of $.001 per share.

Common and Preferred Stock

As of September 1, 2006, 29,051,394 shares of common stock are issued and outstanding and held by ninety-two shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

The Company has also authorized 10,000,000 shares of preferred stock at a par value of $.001, none of which have been issued.

Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except for Anslow & Jaclin, LLP, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Anslow & Jaclin, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock. Anslow & Jaclin, LLP has been our legal counsel since inception. Anslow & Jaclin, LLP owns a total of 450,000 shares of our common stock of which 225,000 shares are being registered as part of this registration statement.

The financial statements included in this prospectus and the registration statement have been audited by Webb & Company, P.A. certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated in the State of Delaware under the name Renfrew, Inc. on July 22, 2003 as a blank check company as defined under Rule 419 of the Securities Act. On August 2, 2005, we subsequently filed Articles of Amendment with the State of Delaware changing our name to Asah Corp. Pursuant to a Stock Purchase Agreement and Share Exchange between us and American Surgical Assistants, Inc. dated October 10, 2005, we obtained all of the shares of American Surgical Assistants, Inc., a Texas corporation, from Zak Elgamal and Jaime Olmo-Rivas, the sole shareholders of American Surgical Assistants, Inc., in consideration for the issuance of 6,000,000 shares of our common stock to Mr. Elgamal and 6,000,000 shares of our common stock to Mr. Olmo-Rivas for an aggregate amount of 12,000,000 shares of our common stock. Pursuant to the Stock Purchase Agreement and Share Exchange, American Surgical Assistants, Inc. became our wholly owned subsidiary. We had operated as a blank check company until the merger in October 2005 and the purpose for this reorganization with American Surgical Assistants, Inc. was to obtain an operating company which we believed has a successful business plan. Now, through American Surgical Assistants, Inc., we provide surgical assistant services to patients, surgeons and healthcare institutions. In addition, through our other subsidiary, ATS Billing Services, Inc. (“ATS”) we generate revenue from providing HIPPAA-compliant billing services and collection for healthcare industry professionals, mainly, but not exclusively, surgical assistants.

DESCRIPTION OF BUSINESS

Our Company

American Surgical Assistants, Inc. (ASA) is a Texas corporation that operates as a healthcare staffing firm specializing as a provider of surgical assistant services to patients, surgeons and healthcare institutions throughout Utilization of the services of surgical assistants is a cost savings for patients, insurance carriers, hospitals, surgeons, and healthcare institutions offering an alternative to the cost of one aspect of healthcare without compromising the quality of service to the patient. We are currently implementing our business plan to become a nationwide leader in the surgical assistant sector of the healthcare staffing industry. ASA is a Healthcare Staffing Firm certified by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO), ASA was the first surgical assistant staffing company to be certified by JACHO in the nation.

Our surgical assisting services are marketed to hospitals, surgeons and healthcare facilities. Our staff and associates are currently credentialed and providing services to surgeons and patients at numerous hospitals and surgery centers in the Greater Houston area. We market our services under the brand name American Surgical Assistants, Inc. We utilize the services of full time salaried employees, hourly employees and a smaller percentage of Independent Contractors. We do not utilize temporary providers as surgical assistants. Currently we have a total of sixty six (66) employees, of which fifty four(54) are surgical assistants who perform services on our behalf comprised of (43) salaried employees, (11) hourly employees and (14) independent contractors as surgical assistants. In addition we have (12) full time administrative and billing employees for a total of sixty six employees.

Our main source of revenue is third party insurers. In addition, a smaller percentage of the revenue is generated from the patients’ share of the fee that is not covered by the insurers. Another source of revenue comes from hospital service contracts, in the form of a monthly fee for on-call coverage.

We are presently providing services to Medicare, Medicaid, Champus and many other providers without being reimbursed directly from these providers for our services, We only provide these services for those healthcare facilities whom we have contracts with,the reason being that Medicare, Medicaid, Champus and other similar insurers who operate under Medicare guidelines do not recognize Surgical Assistants for purposes of reimbursement. The reason that we are providing these service for our healthcare clients without being reimbursed by these insurers is that our contract entails exclusivity for ASA to be the only service entity that provides surgical assistants for all surgical assistant procedures that require surgical assistants for our healthcare clients under contract, regardless of the patients’ ability to pay for the service, or the presence or lack of insurance.

We enter into these contracts in an effort to minimize any potential losses incurred from our costs to service such patients while making it possible for us to continue to provide these patients with the service. We pay our surgical assistant to provide their service and compensate them even though we are not able to be directly reimbursed by these insurers. Thus the income generated from the service contract fees helps to offset the cost of the non-resource and non-billable cases.

The percentage of these cases varies from one facility to another. Such things as demographics, payor mix, number of operating rooms, man power requirements and case history all factor into the service fees we charge our healthcare clients. Thus the profit margin on these cases is lower than it would be if there was reimbursement.

Surgical assistants are highly skilled, fully trained professionals; they are credentialed through a highly scrutinized and extensive process similar to that utilized to evaluate physicians for credentialing purposes. These assistants are an integral part of the surgical team and provide their services to surgeons and their patients during the performance of the surgical procedure including, but not limited to; identification of anatomical landmarks, securing blood vessels, recognizing pathological situations and providing and securing adequate, safe and proper assistance in exposure of the operative field, closure of the surgical wound, and the application of casts and dressings. They also perform other duties, within the scope of their professional license as instructed or delegated by the operating surgeon. ASA surgical assistants provide services in general surgery, obstetrics and gynecology, orthopedic surgery, plastic surgery, urology, cardiovascular surgery, neurosurgery and other surgical disciplines. ASA utilizes recruiting strategies that are designed to enhance our ability to successfully attract and retain surgical assistant professionals from both domestic and international sources.

At the end of 2005, we had surgical assistant professionals on assignment at over 28 different hospitals and healthcare facilities throughout the Greater Houston, Texas area. Our hospital and healthcare facility clients utilize our services, exclusively in the majority of surgical cases, to effectively manage their surgical staffing needs without having to deal with fluctuations due to attrition, new unit openings, seasonal patient census variations, etc. and other short and long-term staffing needs. In addition to providing continuity of care and quality patient care, we contribute the facilities’ desire to enter into service contracts with us to our uniquely qualified and superiorly skilled surgical assisting professionals, our ability to meet the clients’ specific staffing needs, our flexible staffing assignments, and our reliable and superior customer service. Such business model was developed over more than twenty years of continuous research and improvement and through monitoring of the quality of service and examination of feed back from our clients.

There are various levels of surgical assistants:

First Assistant:

A first assistant on a surgical procedure is defined as the individual providing primary assistance to the surgeon during actual surgical procedure. This individual must be listed on the Operative Record as such.

Although descriptions may vary from institution to institution, the role of the first assistant requires active participation during the surgical procedure. This involves providing exposure, hemostasis, tying and suturing plus other functions as instructed by the primary surgeon responsible for the patient and procedure. (Surgical Assistants do not act in the capacity of scrub nurse or technician).

Second Assistant:

An assistant functioning as second assistant may be needed in certain procedures where there is a need for the primary surgeon to have either another surgeon assisting in the first assistant capacity or two surgical assistants (First and second).

Each Licensed/Certified Surgical Assistant is required to acquire continued medical education for recertification purposes every two-year period and must submit a professional activity report every two years. Additionally, they must have assisted on a minimum number of procedures or hours every two years in the role of a first assistant (American Board of Surgical Assistants standards for recertification), the actual number of procedures and hours required may vary according to the specific rules and regulations of different licensing and certifying bodies.

Our large number of hospital and healthcare facility clients in Houston provides us with the opportunity to expand our surgical assisting services throughout the state of Texas. We provide our surgical assisting professionals with an attractive compensation package and professional liability insurance. We believe that we attract and retain the highest quality surgical assisting professionals due to our long-standing reputation for providing a high level of service, our numerous job opportunities, our benefit packages, our innovative marketing programs and word-of-mouth referrals from our current and former healthcare professionals.

Industry Overview

Total healthcare expenditures in the United States were estimated at $1.9 trillion during 2005, representing approximately 15.6 percent of the U.S. gross domestic product, and grew approximately 7 percent over 2004. It is our belief that over the next decade, an aging U.S. population and advances in medical technology are expected to drive increases in hospital patient populations and the consumption of healthcare services. As a result, total healthcare expenditures are projected to increase to approximately $3.6 trillion by 2014.

We expect the healthcare staffing industry to grow modestly in 2006 based on favorable economic conditions and an increase in hospital staff job openings and turnover. While this growth is expected to be positive and expand the opportunities available to healthcare professionals, the available supply of professionals is not expected to keep pace with the increase in demand.

As the U.S. population ages and medical technology advances result in longer life expectancy, it is likely that chronic illnesses and hospital populations will continue to increase. We believe that these factors will increase the demand for outsourced, temporary and permanent healthcare professionals. In addition, enhanced healthcare technology has increased the demand for specialty surgical assistants who are qualified to assist and operate advanced medical equipment and perform complex medical procedures. We believe most regions of the United States are experiencing a pronounced shortage of physicians and registered nurses. Faced with increasing demand and tight supply for physicians and nurses, hospitals are utilizing more temporary or outsourced physicians and nurses to meet staffing requirements.

Services Provided

An assistant (first or second) directly and materially assist the surgeon by exposing the proper area of the surgical field, maintaining a clean and dry field. This may be  achieved through suctioning any excess fluids, drying the area where the surgeon is working, securing bleeding either through clamping and ligation of blood vessels or electric cautery or other means, assist the surgeon in operating equipment and devices utilized in the surgery, assist the surgeon in applying any prosthetic devices, total joints, plates, screws, etc., providing a clear and steady video imaging in Endoscopic procedures, manipulating and positioning organs out of the way of the surgeon, and eventually closing the surgical site, applying dressings, casts, immobilizers, etc. under the instruction and supervision of the primary surgeon. The role of the surgical assistant also includes pre and post-operative positioning of the patient and safe transfer to and from the Operating Room Table. Assistants are also required by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) to be part of the National Patient Safety Procedures during surgery. The scope of the service we provide include:

•	General surgery and bariatric surgery (stomach stapling, weight reduction surgery, etc.)
•	Obstetrics and Gynecology, including laparoscopic procedures.
•	Vascular surgery: peripheral vascular (AAA’s, etc.).
•	Cardiac surgery: (CABs, etc., including both open and laparoscopic vein harvesting).
•	Orthopedic surgery, including total joint replacements, back surgery including instrumentation, arthroscopic joint surgery, etc.
•	Neurosurgery, both central and peripheral
•	Urology and genital system
•	Plastic and reconstructive surgery

Surgical Assistants provide highly specialized service to the patient. The basic qualifications and performance standards for highly trained surgical assistants are:

•	Extensive knowledge of aseptic techniques and practices.

•	Detailed knowledge of surgical procedures and techniques in all surgical specialties and sub-specialties, including gynecology and obstetrics.

•	Skilled in the use of all instrumentation required for the performance of different surgical procedures.

•	Ability to effectively communicate with patient/family, other staff, physicians, and other members of the patient care team at the client institution.

Assistants must be proficient in the use of the following equipment:

•	LASERs and smoke evacuation equipment, De-fibrillation equipment, Electro Cardiogram and vital signs monitors, K-Thermia and other patient warming devices

•	Operating Room tables and related attachments and accessories, Patient positioning devices, Surgical Microscopes, Powered equipment; drills, saws, etc. Dermatomes

•	Endoscopy and Laparoscopic surgery equipment and related equipment, Arthroscopic surgery equipment and related equipment, medical video equipment, cameras and accessories

•	Electro-surgery units, Tourniquets, Nucleotomes and/or equivalent, Surgilav and simpulse suction/irrigation equipment, or equivalent and Surgical lights

•	Suction and Suction Assisted Lipectomy (SAL) Equipment

•	Equipment and instruments utilized in caesarian section, obstetrics gynecology and related endoscopic procedures, Equipment utilized in different gynecological procedures

•	Saline/blanket patient warmer equipment, All surgical instrumentation and related equipment currently utilized in the operating room

•	Endoscopic Vein Harvesting equipment

WORK ENVIRONMENT:

1.	Wears approved scrub attire and or required gear as needed.
2.	Incorporates universal precautions and National Patient Safety Standards into daily performance of the job.
3.	Incorporates safety rules and regulations into the daily performance of the job.

4.	Physical requirements include, but are not limited to, the ability to stand for long periods of time, lifting objects weighing 40 pounds or more, stooping and bending.
5.	Encounters certain hazardous materials including, but are not limited to, radiation, radioactive materials, LASER beams and plume, anesthetic materials and gases, etc.
6.

In addition to scheduled cases, accepts assignment to cover emergency call duty on 24 hour basis, including weekdays, weekends and holidays, covering surgical procedures and labor and delivery departments as required covering call schedule.

Our Business Model

We have developed and continually refined our business model to achieve greater levels of productivity and efficiency. Our model is designed to optimize the communication with, and service to, both our surgical assistant professionals and our hospital and healthcare facility clients.

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Building the Strongest Management Team to Optimize Our Business Model.The founding management of our company is comprised of a team of highly skilled and experienced surgical assistants. We have continued to focus on training and professional development for all levels of management and have hired several additional experienced management members over the last few years. Our management team has been further broadened and strengthened by the addition of two extremely well experienced consultants from within the surgical assisting industry.

Marketing and Recruitment of New Surgical Assistant Professionals

We believe that surgical assistant professionals are attracted to us because of our customer service and relationship-oriented approach, our competitive compensation and benefits package, and our diverse offering of work assignments that provide the opportunity to work on numerous surgical cases. We believe that our recruiting strategy makes us more effective at reaching a larger number of new surgical assistants.

Screening, Background checks, Licensing and Quality Management

Through our Credentialing, Risk Management and Human Resources departments, we screen all candidates prior to placement, and we continue to evaluate our surgical assistant professionals to ensure adequate performance and manage risk, as well as to determine feasibility for future placements. Our internal processes are designed to ensure that our professionals have the appropriate experience, credentials and skills for the cases they are assigned. Our experience has shown us that well-matched placements result in satisfied surgeons, patients, and clients.

Placement

Hospitals and surgeons notify us of their case needs on a daily basis. Surgical assistant orders are entered into our information network by our hospital account managers and are then scheduled by our executive operations manager who selects the best suited surgical assistant professional and confirms placements with the hospital or healthcare facility. Our operations management team provides and schedules our services twenty four hours per day with an average response time of thirty (30) minutes. We pride ourselves on our understanding of the personal and distinctive technique of each surgeon which leads to the development of a high standard of interaction and remarkable familiarity with the surgeon’s preferences and individual technique. Thus bringing superior quality to the surgical teamwork and contributing favorably to the quality of the service and to the safe outcome of the surgery to the patient.

 Employee Professional Compensation and Benefits

Our surgical assistants are compensated at an hourly rate of $30.00 to $69.00. In our effort to attract and retain highly qualified surgical assistants and employees, we offer a variety of benefits. These benefits may include:

•	Annual paid vacation time for full time employees
•	Workers Compensation Insurance and Accident Insurance.
•	401K Retirement Plan for qualified employees
•	Reimbursement for individual Professional Liability Insurance and other qualified educational expenses required for maintaining licensure and/or certification.

•	Major Medical and Dental insurance available

•	Flexible Spending Account for full time employees
•	Digital pagers and other necessary communication equipment
•	Membership to the Houston Federal Credit Union

Information Systems

Our primary management information systems are centralized and controlled in our corporate headquarters in Houston, TX. We have developed and currently operate information systems that include integrated processes for dispatching and scheduling, billing services and hospital and network contract management. These systems provide our staff with fast, detailed information regarding individual cases, hospitals and clients.

ATS Billing Services, Inc.

ATS Billing Services, Inc. (“ATS”) was organized under the laws of the State of Texas on March 30, 2006 and as of April 1, 2006 became a wholly-owned subsidiary of ASAH Corp. It was was formed to engage in HIPPAA-compliant billing services to and collection for healthcare industry professionals, mainly, but not exclusively, surgical assistants. ATS’ services include primary claim billing to insurance companies and to patients, with follow-up for collection purposes. ATS generates revenue from providing HIPPAA-compliant billing services and collection for healthcare industry professionals, mainly, but not exclusively, surgical assistants. ATS’ services include primary claim billing to insurance companies and to patients, with follow-up for collection purposes. ATS enters into service agreements with its clients whereby it receives a fee of the total monies paid to that client for claims submitted by ATS on its clients behalf. Currently ATS provides its services for ASA as well as three other independent clients.

Regulation

The healthcare industry is subject to extensive and complex federal and state laws and regulations related to professional licensure, conduct of operations, payment for services and payment for referrals. Our business, however, is not directly impacted by or subject to the extensive and complex laws and regulations that generally govern the healthcare industry. The laws and regulations that are applicable to our hospital and healthcare facility clients could indirectly impact our business to a certain extent, but because we provide services on a contract basis and are paid directly by our hospital and healthcare facility clients, we do not have any direct Medicare or managed care reimbursement risk.

Some states require state licensure for businesses that employ, assign and/or place healthcare personnel to provide healthcare services at hospitals and other healthcare facilities. Assistants employed by American Surgical assistants, Inc. are either licensed in the state of Texas, or certified by one of the national certifying boards. Those who are not yet licensed either have applications for license pending or are currently being processed. We take measures to ensure compliance with all material state licensure requirements. In addition, we received our JCAHO Corporate Certification and we were the first surgical assisting firm in the country to receive the prestigious JCAHO Certification.

 Competition

The healthcare staffing industry is highly competitive. We compete in regional and local markets with full-service staffing companies and specialized staffing agencies. We also compete with hospital systems that have developed their own recruitment departments and staffing pools to attract highly qualified healthcare professionals. We compete with other surgical assisting staffing companies for hospital and healthcare facility clients on the basis of the quality of our healthcare professionals, the timely availability of our professionals with requisite skills, the quality, breadth and price of our services, our customer service, and our recruitment expertise. We estimate that there are roughly 65 hospitals in the Greater Houston area, in addition to an unknown number of surgery centers and smaller physician owned facilities. As of September 1, 2006 we provide services to 32 hospitals throughout the greater Houston area.

To the best of our knowledge, throughout the state of Texas the number of surgical assistants currently is estimated at 500 of which approximately 280 area licensed by the state, in addition there are an unknown number of assistants who are either working directly as employees of surgeons and or hospitals. Presently we could identify approximately twelve surgical assistant services companies in our region.

We believe that larger, national firms enjoy distinct competitive advantages over smaller, local and regional competitors in the healthcare staffing industry. More established firms have a larger pool of available candidates, substantial word-of-mouth referral networks and more recognizable brand names, enabling them to attract a consistent flow of new applicants. We are developing a deeper, more comprehensive infrastructure with a more established business framework and processes that provide the foundation for national recognition, such as our accreditation with the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) staffing agency certification. The greater financial resources of larger firms also make it relatively easier to provide payroll and other benefits for its healthcare professionals.

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

ASAH Corp. formerly known as Renfrew, Inc., was incorporated in the State of Delaware on July 22, 2003. On October 10, 2005, pursuant to a Stock Purchase Agreement and Share Exchange by and among ASAH Corp., a Delaware corporation; American Surgical Assistants, Inc. and the shareholders of American Surgical Assistants, Inc., ASAH purchased all of the outstanding shares of ASA for a total of 12,000,000 shares of ASAH’s common stock to the ASA shareholders. Pursuant to the agreement, ASA became a wholly owned subsidiary of ASAH. We currently generate all of our revenue from our acquisition of ASA.

American Surgical Assistants, Inc. is a Texas corporation operates as a healthcare staffing firm specializing as a provider of surgical assistant services to patients, surgeons and healthcare institutions throughout the Houston area. The utilization of the services of surgical assistants is a cost savings for patients, insurance carriers, hospitals and surgeons, offering an alternative to the cost of one aspect of healthcare, without compromising the quality of service to the patient. We are currently implementing our business plan to become a nationwide leader in the surgical assistant industry. ASA is a Healthcare Staffing Firm certified by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO).

Surgical assistants are highly skilled, fully trained, and credentialed through a highly scrutinized and extensive process similar to that utilized to evaluate physicians for credentialing purposes. These assistants are an integral part of the surgical team and provide their services to patients during surgery including, but not limited to: identification of anatomical landmarks, securing blood vessels, recognizing pathological situations and providing and securing adequate, safe and proper exposure of the operative field, closure of the surgical wound, and the application of casts and dressings. They also perform other duties, within the scope of their professional license, delegated by the operating surgeon. ASA surgical assistants provide services in the general surgery, ob-gyn, orthopedic, plastic surgery, urology, cardiac and neurology and other areas.

ASA assistants are fully trained international medical graduate physicians, registered nurses and certified surgical assistants. Most surgical assistants working with AMA are international medical graduate physicians (IMG’s), who are citizens and residents of the US and have completed their medical education outside the US & Canada. They do not practice in the US as medical doctors, but practice within the scope of their license as a Texas surgical assistant under the direct supervision of licensed physicians. Registered nurses can also be licensed surgical assistants. Certified surgical assistants are certified by a national certifying agency.

Each Licensed/Certified Surgical Assistant is required to acquire 50 recertification hours in a two-year period and must submit a professional activity report every two years. Additionally, they must have assisted on a minimum of 400 procedures or 500 hours every two years in the role of a first assistant (ABSA Standards for recertification).

Currently, we provide surgical assistant services to the medical community in the Greater Houston area. Our staff and associates are currently credentialed and/or providing services to surgeons and patients at numerous hospitals and surgery centers. We generate revenue three ways. Our main source of revenue is third party insurers. In addition, a smaller percentage of the revenue is generated from the patients’ share of the fee that is not covered by the insurers. Another source of revenue is hospital service contracts, in the form of a monthly fee for On-Call coverage.

Service fees comprise the majority of our revenue and are fees due from the patients or the insurers for services rendered to the patients. These fees for service are based on the specific current procedural terminology that identifies each procedure performed, which we then submit to the third party insurer with industry accepted codes or directly to the patient

Contract fees are fees from the client institutions for compensation for On-Call coverage, these are monthly fixed payments. Our agreement with these healthcare facilities entails exclusivity for ASA to be the only service entity that provides surgical assistants for all surgical assistant procedures that require surgical assistants within the client facility for a specific client case, regardless of the patients’ ability to pay for the service, or the presence or lack of insurance.

The following sets forth the items that are included in the cost or our revenues:

Insurance- Worker’s Comp, Malpractice, Medical

Licenses & Permits

Payroll Processing Fees

Professional Contract Services

Professional Development

Salaries & Wages

Taxes- Payroll

Telephone

Travel Expense

We anticipate that our operational as well as general and administrative expenses for the next 12 months will total $1,500,000. The breakdown is as follows:

Marketing	$60,000.00
Website development/Advertising	$40,000.00
Training and Development	$50,000.00
Opening additional office locations	$75,000.00
Legal/Accounting	$ 75,000.00
General/Administrative	$1,200,000.00
Total	$1,500,000.00

Plan of Operations

Our goal is to expand our leadership position within the surgical assisting healthcare staffing sector in the United States. The key components of our business strategy include:

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Strengthening and Expanding Our Relationships with Hospitals and Healthcare Facilities.

We continue to strengthen and expand our existing relationships with our hospital and healthcare facility clients and to develop new relationships. Hospitals and healthcare facilities are seeking a strong business partner for outsourcing that can fulfill the quantity, breadth and quality of their surgical assisting staffing needs and help them develop strategies for the most cost-effective surgical assisting staffing methods. Understanding the personal and distinctive technique of each surgeon leads to the development of a high standard of interaction and remarkable familiarity with the surgeon’s preferences and individual technique, thus bringing superior quality to the surgical teamwork and contributing favorably to the quality of the service and to the safe outcome of the surgery to the patient. In addition, over the last few years, hospitals and healthcare facilities have shown an interest in working with a limited number of vendors to increase efficiency. We believe that our proven ability to fill our clients’ staffing needs provide us with the opportunity to serve our client facilities that implement this strategy. Because we possess a large network of available surgical assistants, we are well positioned to offer our hospital and healthcare facility clients a wide spectrum of effective solutions to meet their surgical assisting staffing needs. With this ongoing objective, we have budgeted $60,000 for marketing to hospital and healthcare facilities within the next twelve months. We will utilize existing funds or funds from ongoing operations to achieve this component of our plan. As the company increases its revenues, our need for working capital for accounts receivable will increase. The projected marketing budget does not include funding our accounts receivable and we may need to raise financing.

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Expanding Our Network of Qualified Surgical Assistant Professionals. Through our recruiting efforts both in the United States and internationally, we continue to expand our network of qualified surgical assistant professionals. We continue to build our supply of professionals through referrals from healthcare professionals who are currently working or have been placed by us in the past, as well as through advertising and internet sources. Most surgical assistants working with American Surgical Assistants, Inc. are international medical graduate physicians (IMG’s/FMG’s). These IMG’s are not licensed physicians in the United States and do not practice in the US as medical doctors. During the next twelve months, we have budgeted $40,000.00 for website development and Advertising. We will utilize existing funds or funds from ongoing operations to achieve this component of our plan and will not seek additional financing to complete this objective.

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Expanding Service Offerings Through New Staffing Solutions. In order to further enhance the growth in our business and improve our competitive position in the surgical assisting healthcare staffing sector, we continue to introduce new service offerings. As our hospital and healthcare facility clients’ needs change, we constantly explore what additional specialized surgical assisting services we can provide to better serve them. Our recruiting efforts include attracting highly specialized surgical assistants in areas of all surgical disciplines and sub-specialties. Properly qualified and trained to the highest standards, our staff is capable of providing valuable assistance on a wide variety of surgical procedures. Each quarter during the next twelve months we will have a minimum of one training and development program for our surgical assistants, Thereby we have budgeted $50,000.00 for training and development. We will utilize existing funds or funds from ongoing operations to achieve this component of our plan and will not seek additional financing to complete this objective.

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Expanding Our Geographic Presence. We provide surgical assistant services to hospitals, surgeons and their patients in the greater Houston area. In order to further enhance the growth in our business and improve our competitive position in the surgical assisting healthcare staffing sector, we are currently seeking new geographic locations throughout Texas and the U.S. Our success in the Greater Houston Area has created opportunities to expand our services throughout Texas and the U.S.A. Demand is created due to the to the utilization of the services of surgical assistants, the cost effectiveness to the patient, the insurance carrier, the hospital and the surgeon, offering a reasonable alternative to the increasing cost of one aspect of healthcare without compromising the quality of service to the patient. Legislative Changes are Expected To Increase Demand. Texas has currently implemented Licensed Surgical Assistants, while Illinois has implemented registration of Certified Surgical Assistants and Kentucky has passed legislation permitting reimbursement for Surgical Assistants. Other states have some form of legislation either pending or being considered regarding Surgical Assistants. Such legislative changes will support the growth of our business. . We intend to open additional offices in Texas. We currently operate solely in the greater Houston metro area and plan to evaluate opportunities to strategically expand our geographic presence with a total of up to 3 satellite offices within Texas during the next 12 months. We estimate the cost to open each office to be approximately $25,000 per location for a total of $75,000 over the next twelve months. We have not identified any locations or entered into any lease agreements for satellite offices at this time. Beginning in the first quarter of 2007, we intend to open the first three new satellite offices, Thereby we have budgeted $75,000 to open additional offices. We will utilize existing funds or funds from ongoing operations to achieve this component of our plan and will not seek additional financing to complete this objective.

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Building the Strongest Management Team to Optimize Our Business Model. Our operations management team is comprised of highly skilled and experienced surgical assistants. We have continued to focus on training and professional development for all levels of management and have hired several additional experienced management members over the last few years. Our management team has been further broadened and strengthened by the addition of two extremely well experienced consultants. This is an ongoing objective and we have not allocated any specific funds for this objective.

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Capitalizing on Strategic Acquisition Opportunities. In order to enhance our competitive position, we will continue to selectively explore strategic acquisitions. We believe we have opportunities for strategic acquisitions which will increase our staffing solutions to our hospital and healthcare facility clients and acquisitions that will give us a foothold into new geographic markets. These projected budget does not include any costs that may be incurred for acquisitions of complimentary businesses. We expect to be able to finance future acquisitions whether with cash provided, from borrowings, debt or equity offerings, or some combination of the foregoing. We will review potential acquisitions and seek investment partners in order to raise the necessary funds to acquire any operating business. Such partners include banks, investment funds and broker-dealers, and management intends to utilize its significant contacts among these entities to facilitate such a relationship. We have no potential investment partners or potential acquisitions at this time nor have we entered into any discussions with any such potential partners. We do anticipate beginning to identify potential acquisitions beginning in the first quarter of 2007. The cash requirements or financing plans are unknown at this time, we anticipate funding of the cash required to consummate any acquisition will likely consist of a private placement of debt and/or our equity securities possibly through the assistance of a broker-dealer. However, the specific amount, timing and terms of any such placement will not be known until a purchase agreement has been executed by us and is reviewed by any potential investment partner.

Completion of the strategic acquisition component of our plan of operation is subject to attaining adequate revenue or financing. We cannot assure investors that adequate revenues will be generated to acquire additional companies. In the absence of our projected revenues, we may be unable to proceed with our plan of strategic acquisitions. Even without significant increase in revenues within the next twelve months, we still anticipate being able to continue with our present activities, but we may require financing to potentially achieve our goal of strategic acquisitions creating increased profit, revenue and growth.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2006 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2005

Revenues

Revenue increased from $4,914,836 for the six months ended June 30, 2006 from $1,877,372 for the six months ended June 30, 2005 an increase of $3,037,464. The increase in revenues for the period was attributable to strengthening and expanding our existing relationships with our hospital and healthcare facility clients as well as attracting new clients, resulting in an increase in new business and increased service fees for our surgical assistant services. Additionally, during the first quarter of 2005 we began the year with approximately 12 hospital and healthcare facilities, and by the end of the first quarter of 2006, we had surgical assistant professionals on assignment at over 29 different hospitals and healthcare facilities throughout the Greater Houston, Texas area.

Costs of Revenue.

Costs of revenue increased to $3,225,839 for the six months ended June 30, 2006 from $1,199,462 for the six months ended June 30, 2005. The increase was attributable to the increase of the number of surgical assistants we employed or contracted for services.

Gross Profit. Gross profits increased to $1,688,997 for the six months ended June 30, 2006 from $677,910 for the six months ended June 30, 2005, representing gross margins of 34.4% and 36.1%, respectively. The decrease in gross margins was primarily attributable to an increased cost of recruiting and hiring new surgical assisting employees and increase cost in retaining our currently employed surgical assistants.

Selling, General and Administrative expenses for the six months ended June 30, 2006 increased to $261,630 from $167,452 for the six months ended June 30, 2005, representing an increase of $94,178. The increase in costs and expenses for the six month periods were primarily attributable to the increased salaries, increases in employee expenses, increased insurance premiums and increased cost related to servicing new clients during the first and second quarter of 2006.

Income Tax Expense. Provision for Income Tax expense increased to $378,841 for the six months ended June 30, 2006 from $118,945 for the six months ended June 30, 2005. Future cash flow of the company will be affected by the reversal of temporary income tax deferral.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2006 COMPARED TO THE THREE MONTHS ENDED JUNE 30, 2005

Revenues

Revenue increased from $2,678,909 for the three months ended June 30, 2006 from $1,102,367 for the three months ended June 30, 2005 an increase of $1,576,542. The increase in revenues for the period was attributable to strengthening and expanding our existing relationships with our hospital and healthcare facility clients as well as attracting new clients, resulting in an increase in new business and increased service fees for our surgical assistant services. Additionally, during the first quarter of 2005 we began the year with approximately 12 hospital and healthcare facilities, and by the end of the first quarter of 2006, we had surgical assistant professionals on assignment at over 29 different hospitals and healthcare facilities throughout the Greater Houston, Texas area.

Costs of Revenue.

Costs of revenue increased to $1,698,992 for the three months ended June 30, 2006 from $617,082 for the three months ended June 30, 2005. The increase was attributable to the increase of the number of surgical assistants we employed or contracted for services.

Gross Profit. Gross profits increased to $979,917 for the three months ended June 30, 2006 from $485,285 for the three months ended June 30, 2005, representing gross profits of 36.6% and 44.1%, respectively. The decrease in gross margins was primarily attributable to an increased cost of recruiting and hiring new surgical assisting employees, and increased cost in retaining our currently employed surgical assistants.

Selling, General and Administrative expenses for the three months ended June 30, 2006 increased to $142,410 from $97,193 for the three months ended June 30, 2005, representing an increase of $45,217. The increase in costs and expenses for the three month periods were primarily attributable to the increased salaries, increases in employee expenses, increased insurance premiums and increased cost related to servicing new clients during the first and second quarter of 2006..

Income Tax Expense. Provision for Income Tax expense increased to $205,597 for the three months ended June 30, 2006 from $104,844 for the three months ended June 30, 2005. Future cash flow of the company will be affected by the reversal of temporary income tax deferral.

RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2005 COMPARED TO THE TWELVE MONTHS ENDED DECEMBER 31, 2004

Revenues

Revenue increased 53% to $4,729,390 for twelve months ended December 31, 2005 from $3,097,819 for the twelve months ended December 31, 2004 an increase of $1,631,571. The increase in revenues for the periods was attributable to an increase in new business resulting whereby we added more client facilities which increased the number of cases which had us increasing the efficiency of the billing department by increasing the number of billing personnel (two additional billing specialists and a billing manager). Our new internal billing procedures resulted in increased revenue from higher collections by approximately 2% from 2004 as well as an increase in the average bill rates charged to third party insurers. We collected significantly more of our December 31, 2005 accounts receivable balance than we had previously estimated due to the increased efficiency and controls implemented in the billing process. We can not determine what impact this higher than expected collection will have on 2006 since our Net operating revenues consist primarily of net patient service revenues that are recorded based on established billing rates (gross charges), Established billing rates are not the same as actual pricing, and established billing rates generally do not reflect what we are ultimately paid and therefore are not displayed in our Consolidated Statements of Operations. We aretypically paid amounts based on individual insurance company rates.

We added 7 hospitals throughout 2005 generating roughly 1100 cases per month. One was added in May, and the other six were added in mid October. We increased service fees by achieving better reimbursement rates with the insurers for our surgical assistant services by utilizing an improved billing software allowing us to convert most billing from paper to electronic which allowed better mechanism for reporting and tracking the aging of receivables and shortened the billing cycle. Conversion from paper to electronic claims saved money on postage and other expenses related to paper claims.

Additionally, we began the year with approximately 12 hospital and healthcare facilities, and at the end of 2005, we had surgical assistant professionals on assignment at over 28 different hospitals and healthcare facilities throughout the Greater Houston, Texas area. There are no trends or events that we foresee in the future that will impact our revenue.

Costs of Revenue.

Costs of revenue increased by 62%, to $3,300,181 for 2005 from $2,032,363 for 2004. The increase was attributable to the increase of the number of surgical assistants we employed or contracted for services. We also reduced our cost of revenue by converting a number of assistants from independent contractors to full time employees.

Gross Profit. Gross profits increased by 34%, to $1,429,209 for 2005 from $1,065,456 for 2004, representing gross margins of 30% and 34%, respectively. The decrease in gross margins was primarily attributable to an increased cost of recruiting and hiring new surgical assisting employees, and increased cost in retaining our currently employed surgical assistants.

Selling, General and administrative expenses for the twelve months ended December 31, 2005 increased to $817,252 from $811,493 for the twelve months ended December 31, 2004, representing an increase of $5,759. The increase in costs and expenses for the twelve month periods were primarily attributable to the increase in employee expenses and increased cost to service new clients during 2005.

Income Tax Expense. Provision for Income Tax expense increased to $213,126 for 2005 from $93,821 for 2004. Future cash flow of the company will be affected by the reversal of temporary income tax deferral.

LIQUIDITY AND CAPITAL RESOURCES

Operating Activities.

As of June 30, 2006, we had $1,146,425 in cash. Our general and administrative expenses are expected to average $100,000 per month for the next 12 months based upon our projected operating budget. Historically, our principal working capital need has been for accounts receivable. Our principal source of cash to fund our working capital needs are generated from operating needs and borrowings. As the company increases its revenues, our need for working capital for accounts receivable will increase. We will utilize cash from operations or from borrowings. These projected expenses do not include any costs that may be incurred for acquisitions of complimentary businesses. We expect to be able to finance future acquisitions whether with cash provided, from borrowings, debt or equity offerings, or some combination of the foregoing.

Our operating activities provided cash of $1,149,032 for the six months ended June 30, 2006. As of June 30, 2006, we had total current assets of $2,669,382 including cash of $1,146,425. As of June 30, 2006 our total current liabilities amounted to $992,401.

During the first six months of 2006, the company repaid the balance of a loan in the amount of $90,000 to a related corporation. Also during the second quarter of 2006, Zak Elgamal loaned us $15,000 in the form of a note which is unsecured, payable on demand without interest.

Our need for capital may change dramatically as a result of any additional business acquisition or combination transaction. There can be no assurance that we will identify any additional suitable business or acquisition opportunity in the future. Further, even if we locate a suitable target, there can be no assurance that we would be successful in consummating any acquisition or business consolidation on favorable terms or that it will be able to profitably manage the business, if acquired or otherwise engaged.

Management intends to ask pertinent questions of the proposed candidates or opportunities in the course of its diligence phase. Management will rely heavily on a business plan, audited financial statements and projections, and management’s views of the future. It will not devote a substantial amount of time to independently verify, via market research and other business evaluation techniques, much of the information obtained from interviews with the combination partner. Unless something comes to the attention which causes us to have serious concerns on the viability or integrity of the financial records and business projections, which would result in a disqualification of such candidate, a transaction would be approved by the Board of Directors.

Management’s plan is to obtain outside financing and increase our revenues to sufficiently cover its operating costs and to acquiring additional companies which will provide surgical assisting and complementary management services. If management is unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

We recognize revenue in accordance with SAB 101 and 104. Revenue from services is recorded at the estimated insurance reimbursement at the time of service. Revenue from contract services is recognized over the contract period as services are performed.

We have adopted the following accounting standards. Policies determined to be critical are those policies that have the most significant impact on our consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report:

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities (VIE),” (revised December 2003 by FIN No. 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN No. 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN No. 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The adoption of FIN No. 46R did not have a material impact on the Company’s financial position, results of operations or cash flows as the Company does not have any VIEs.

In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment” (“SFAS 123R”), a revision to SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), and superseding APB Opinion No. 25 “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Adoption of the provisions of SFAS 123R is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company is currently in the process of evaluating the potential impact that the adoption of SFAS 123R will have on its consolidated financial position and results of operations.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4”(“SFAS 151”) This statement clarifies the criteria of “abnormal amounts” of freight, handling costs, and spoilage that are required to be expensed as current period charges rather than deferred in inventory. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for the Company July 1, 2005. The Company is currently in the process of determining the impact of this statement on the Company’s financial statements.

In December 2004, the FASB issued SFAS no. 153, Exchanges of Nonmonetary Assets an amendment of APB Opinion No. 29. This Statement addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. This Statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company is currently evaluating the impact of this statement on the financial statements.

In December 2004, the FASB issued SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions an amendment of FASB Statements No. 66 and 67. This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. The guidelines of this statement are not applicable to the Company.

SFAS No. 154 (“SFAS 154”), Accounting Changes and Error Corrections, was issued in May 2005 and replaces APB Opinion No. 20 and SFAS No. 3 (“SFAS 3”). SFAS No. 154 requires retrospective application for voluntary changes in accounting principle in most instances and is required to be applied to all accounting changes made in fiscal years beginning after December 15, 2005. The Company’s expected April 1, 2006 adoption of SFAS No. 154 is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

DESCRIPTION OF PROPERTY

We currently use the offices of our management located at 10039 Bissonnet #250, Houston, Texas 77036-7852.

During 2001, we entered into a sublease agreement for a term of seven years ending 2008 with ATS Services, Inc., a company owned Zak Elgamal (25%), Jaime Olmo-Rivas (25%), Bland Chamberlain (25%), and Jose Chapa, Jr. (25%) who are related parties. The sublease agreement calls for monthly lease payments of $3,500 through 2005 and then $4,000 per month through 2008. In addition to these payments under these terms of the sublease, we pay the amount owed by ATS to the landlord, 10039 Bissonnet, LP under the terms of the lease between ATS and the landlord. The rent we pay to the landlord under the lease for 2006 is $5,427 per month plus we will pay ATS the additional $4,000 per month. In 2007, we will pay the landlord $5,610 per month plus we will pay ATS the additional $4,000 per month to ATS and in 2008 we will pay the landlord $5,797 per month plus we will pay ATS the additional $4,000 per month. In 2005, we paid a total of $37,765 to the landlord plus the additional $3,500 per month to ATS ($42,000) for a total rent expense for the year of $79,765.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently use the offices of management at 10039 Bissonnet #250, Houston, Texas 77036-7852. During 2001, we entered into a sublease agreement for a term of seven years ending 2008 with ATS Services, Inc., a company owned Zak Elgamal (25%), Jaime Olmo-Rivas (25%), Bland Chamberlain (25%), and Jose Chapa, Jr. (25%) who are related parties. The sublease agreement calls for monthly lease payments of $3,500 through 2005 and then $4,000 per month through 2008. In addition to these payments under these terms of the sublease, we pay the amount owed by ATS to the landlord, 10039 Bissonnet, LP under the terms of the lease between ATS and the landlord. The rent we pay to the landlord under the lease for 2006 is $5,427 per month plus we will pay ATS the additional $4,000 per month. In 2007, we will pay the landlord $5,610 per month plus we will pay ATS the additional $4,000 per month to ATS and in 2008 we will pay the landlord $5,797 per month plus we will pay ATS the additional $4,000 per month. In 2005, we paid a total of $37,765 to the landlord plus the additional $3,500 per month to ATS ($42,000) for a total rent expense for the year of $79,765.

On July 22, 2003, we issued 100,000 shares to Chris Penner for services rendered as our founder valued at $100.

Pursuant to a Stock Purchase Agreement and Share Exchange between us and American Surgical Assistants, Inc. dated October 10, 2005, we obtained all of the shares of American Surgical Assistants, Inc., a Texas corporation, from Zak Elgamal and Jaime Olmo-Rivas, the sole shareholders of American Surgical Assistants, Inc., in consideration for the issuance of 6,000,000 shares of our common stock to Mr. Elgamal and 6,000,000 shares of our common stock to Mr. Olmo-Rivas for an aggregate amount of 12,000,000 shares of our common stock. Pursuant to the Stock Purchase Agreement and Share Exchange, American Surgical Assistants, Inc. became our wholly owned subsidiary.

During 2001, our wholly owned subsidiary, American Surgical Assistants, Inc, entered into a service agreement with Certified Surgeon Assistants, Inc. which is owned by our President Zak W. Elgamal, for a period of three years. Zak Elgamal is an officer and director of both ASA, Inc. and ASAH Corp. The service agreement duties include supervision of daily operations of ASA, Inc., implementing the policies and procedures, assuring compliance with all regulatory federal, state and local issues, supervision of human resources department, finance department, billing division, assuring the compliance with proper billing procedures, supervision of credentialing Department, licenses, liability insurance and certification of providers, contract compliance with both providers and facilities. In addition, he is involved in the development of employee benefits as well as supervision and tracking of the management team. In addition to performing surgical assisting duties, he is responsible for everyday management and supervision of all corporate functions. Supervision of scheduling and dispatching of assistants management of resources, payroll and benefits, maintains an open line of communication with various healthcare facilities contracted with ASA, Inc. receiving and acting upon their feed back as needed.

The service agreement renews annually unless cancelled by either party with sixty days written notice. The agreement calls for Mr. Elgamal to receive annual compensation of $260,000 per year, an automobile allowance, health insurance, disability insurance of $10,000 per month for a period of five years following any disability that lasts more than ninety days, an expense account of $10,000 per month and a severance equal to $3,000,000, and an option to purchase 5% of any shares issued by American Surgical Assistants, Inc. during the term of the contract at a discount price equal to 25% of the closing price on the date issued by American Surgical Assistants, Inc. In July 2005, American Surgical Assistants, Inc. renewed his service agreement for a term of five years expiring on July 1, 2010 under the same terms and conditions. These fees are in addition to Mr. Elgamal’s salary with us and are further disclosed as “Additional Consideration” on the Executive Compensation table set forth below.

During 2002, our wholly owned subsidiary, American Surgical Assistants, Inc, entered into a service agreement with Professional Surgical Assistants, Inc. which is owned by Jamie Olmo-Rivas, for a period of three years. In addition to performing surgical assisting duties, he is responsible for everyday management and supervision of all our surgical assistants working in the field. Mr. Olmos-Rivas is supported by three additional employees who comprise a field supervision team which is on call 24 hours per day to receive, schedule and assign work to our assistants. He also maintains an open line of communication with the surgeons in various healthcare facilities to receive and act upon their feed back as needed. He interviews prospective assistants and evaluates the quality of the existing work force regularly.

The agreement renews annually unless cancelled by either party with sixty days written notice. The agreement calls for the Mr. Olmo-Rivas to receive annual compensation of $260,000 per year, an automobile allowance, health insurance, disability insurance of $10,000 per month for a period of five years following any disability that lasts more than ninety days, an expense account of $10,000 per month and a contract termination payment equal to $3,000,000 and an option to purchase 5% of any shares issued by American Surgical Assistants, Inc. during the term of the contract at a discount price equal to 25% of the closing price on the date issued by American Surgical Assistants, Inc. In July 2005, American Surgical Assistants, Inc. renewed his service agreement for a term of five years expiring on July 1, 2010 under the same terms and conditions.

In November 2005, our wholly owned subsidiary, American Surgical Assistants, Inc, entered into a consulting/service agreement with one of our principal shareholders, Bland Chamberlain and his related entity, Katy Surgical Assistants, Inc. for a period of five years. Pursuant to the consulting agreement, in addition to performing surgical assisting duties set forth in his employment agreement, Mr. Chamberlain assists us by providing scheduling of surgical assistant services and staffing to hospitals. The agreement calls for annual compensation of $260,000 per year, an automobile allowance, health insurance, and a contract termination payment equal to $3,000,000 and an option to purchase 5% of any shares issued by American Surgical Assistants, Inc. during the term of the contract at a discount price equal to 25% of the closing price on the date issued by American Surgical Assistants, Inc.

Also in November, 2005, our wholly owned subsidiary, American Surgical Assistants, Inc, entered into an employment agreement with Bland Chamberlain, one of our principal shareholders. The employment agreement was for one year which is renewed annually, in writing, for equal periods unless either party notifies the other of their intent to terminate the Agreement, in writing, with a thirty-day advance notice. The employment agreement duties include providing surgical assistant services, including covering call on weekdays, weekends and holidays as instructed by ASA. The agreement calls for Mr. Chamberlain to receive annual compensation of one hundred forty-four thousand dollars ($144,000.00) payable in two equal semi-monthly payments of $6,000.00.

In November 2005, our wholly owned subsidiary, American Surgical Assistants, Inc, entered into a consulting/service agreement with one of our principal shareholders, Jose Chapa and his related entity, Regional Surgical Assistants, Inc. for a period of five years. Pursuant to the consulting agreement, in addition to performing surgical assisting duties set forth in his employment agreement, Mr. Chapa assists us by providing scheduling of surgical assistant services and staffing to hospitals. The agreement calls for annual compensation of $260,000 per year, an automobile allowance, health insurance, and a contract termination payment equal to $3,000,000 and an option to purchase 5% of any shares issued by American Surgical Assistants, Inc. during the term of the contract at a discount price equal to 25% of the closing price on the date issued by American Surgical Assistants, Inc.

Also in November, 2005, our wholly owned subsidiary, American Surgical Assistants, Inc, entered into an employment agreement with Jose Chapa, one of our principal shareholders. The employment agreement was for one year which is renewed annually, in writing, for equal periods unless either party notifies the other of their intent to terminate the Agreement, in writing, with a thirty-day advance notice. The employment agreement duties include providing surgical assistant services, including covering call on weekdays, weekends and holidays as instructed by ASA. The agreement calls for Mr. Chapa to receive annual compensation of one hundred forty-four thousand dollars ($144,000.00) payable in two equal semi-monthly payments of $6,000.00.

During 2005, we received a loan of $40,000 from Certified Surgeon Assistant Services, Inc. a company related to Zak Elgamal, our President. The loan is unsecured, interest free and due on demand. As of December 31, 2005, the outstanding balance was $15,000. During October 2005, we repaid $15,000 of a loan from Certified Surgeon Assistant Aervices, Inc. a company related to our Presidentas well as the additional $40,000 of the loan from a company related to our President. At such point all related parties loans had been repaid by us. However, during the second quarter of 2006, Zak Elgamal loaned us $15,000 in the form of a note which is unsecured and payable on demand without interest. To date such amount has not been repaid.

Although Jaime Olmo-Rivas is not an officer or director, he is an integral member of our management team and our promoter. Mr. Olmo-Rivas is a highly trained cardio-vascular surgical assistant with very special capabilities in endo-scopic vein harvesting and open heart surgery. In addition to performing surgical assisting duties, he is responsible for everyday management and supervision of all our surgical assistants working in the field. Mr. Olmo-Rivas is supported by three additional employees who comprise a field supervision team which is on call 24 hours per day to receive, schedule and assign work to our assistants. He also maintains an open line of communication with the surgeons in various healthcare facilities to receive and act upon their feed back as needed. He interviews prospective assistants and evaluates the quality of the existing work force regularly.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of September 1, 2006, we had ninety-two registered shareholders.

Rule 144

As of September 1, 2006, there are no shares of our common stock which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After July 22, 2006, the 3,950,000 shares owned by Mr. Zak Elgamal and the 3,950,000 shares owned by Jaime Olmo-Rivas will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After October 10, 2005, an additional 6,000,000 shares owned by Mr. Zak Elgamal and an additional 6,000,000 shares owned by Jaime Olmo-Rivas will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. In December 2006, the 2,063,100 shares held by 81 investors who purchased shares pursuant to our private placement will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. In addition, in December 2006, the 900,000 shares held by Global Business Resources, Inc., the 450,000 shares held by Anslow & Jaclin, LLP, the 200,000 shares held by Margaret Cruz, the 200,000 shares held by Rogelio Martinez, the 200,000 shares held by Nayef Nassar, the 2,500,000 held Bland Chamberlain and the 2,500,000 held Jose Chapa, Jr. will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. In April and May 2007, the 38,294 shares held by the five shareholders who purchased their shares in our private placement will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of the company’s common stock then outstanding which, in our case, would equal approximately 290,571 shares as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Stock Option Grants

As of September 1, 2006, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following information relates to compensation received by the Chief Executive Officer of the Company in fiscal year ending December 31, 2005, to executive officers who were serving as of the fiscal year ending December 31, 2005, whose salary and bonus during fiscal year ending December 31, 2005 exceeded $100,000.

Summary Compensation Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officer for all services rendered in all capacities to our company, or any of its subsidiaries, for the years ended December 31, 2005, 2004 and 2003:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-term compensation
					Awards
Name/Title	Year	Salary	Bonus	Other Annual Compensation (1)	Restricted Option Stocks/Payouts Awarded
Zak W. Elgamal (1) Director, CEO	2005	$161,677	$21,741	$295,000	$3,950(2)
	2004	$67,890		$327,000
	2003	$37,000		$225,000

(1) These are additional fees earned by, Mr. Elgamal’s wholly owned entity pursuant to a service agreement with our subsidiary. During 2001, we entered into a service agreement with Certified Surgeon Assistant Services, Inc. which is owned by Zak Elgamal, our President for a period of three years. The agreement renews annually unless cancelled by either party with sixty days written notice. The agreement calls for the President to receive annual compensation of $260,000 per year, an automobile allowance, health insurance, disability insurance of $10,000 per month for a period of five years following any disability that lasts more than ninety days, an expense account of $10,000 per month and a severance equal to $3,000,000, and an option to purchase 5% of any shares issued by us during the term of the contract at a discount price equal to 25% of the closing price on the date issued by us. In July 2005, we renewed our service agreement for a term of five years expiring on July 1, 2010 under the same terms and conditions.

(2) On July 22, 2005, we issued 3,950,000 shares of common stock to Mr. Elgamal for past services. The value of these shares was based on the fair market value of the stock on the date of grant of $3,950.

During 2006, our wholly owned subsidiary, American Surgical Assistants, Inc, entered into an employment agreement with our President Zak W. Elgamal, for a period of ten years. The agreement renews unless cancelled by either party with thirty days written notice. The agreement calls for Mr. Elgamal to receive annual compensation of $564,400 per year.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by us for the benefit of our employees.

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Employment Agreements

Our wholly owned subsidiary has entered into employment agreements with its President, Zak W. Elgamal, and Vice President, Jaime Olmo-Rivas.

During 2006, our wholly owned subsidiary, American Surgical Assistants, Inc, entered into an employment agreement with our President Zak W. Elgamal, for a period of ten years. The agreement renews unless cancelled by either party with thirty days written notice. The agreement calls for Mr. Elgamal to receive annual compensation of $564,400 per year.

During 2006, our wholly owned subsidiary, American Surgical Assistants, Inc, entered into an employment agreement Jaime Olmo-Rivas, for a period of ten years. The agreement renews unless cancelled by either party with thirty days written notice. The agreement calls for Mr. Olmo-Rivas to receive annual compensation of $475,200 per year.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1580 100 F Street, NE, Washington, DC 20459. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site athttp://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders. Any annual report sent to a requesting shareholder will contain audited financial statements.

ASAH CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2006

(UNAUDITED)

ASAH CORP. AND SUBSIDIARY

CONTENTS

PAGE	1	CONDENSED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2006 (UNAUDITED)

PAGE	2	CONDENSED STATEMENTS OF OPERATIONS FOR THE THREE & SIX MONTHS ENDED JUNE 30, 2006 (CONSOLIDATED) AND 2005 (COMBINED) (UNAUDITED)

PAGE	3	CONDENSED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2006 (CONSOLIDATED) AND 2005 (COMBINED) (UNAUDITED)

PAGES	4 – 8	NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

ASAH CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2006

(UNAUDITED)

ASSETS

CURRENT ASSETS
Cash	$1,146,425
Accounts receivable	1,498,312
Advances to employees	13,513
Prepaid expenses and other current assets	11,132
Total Current Assets	2,669,382

PROPERTY AND EQUIPMENT, NET	95,710

TOTAL ASSETS	$2,765,092

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$142,087
Due to related party	5,000
Accrued income tax	845,314

TOTAL CURRENT LIABILITIES	992,401

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 29,048,394 shares issued and outstanding	29,190
Additional paid-in capital	489,705
Deferred compensation	(218,750)
Retained earnings	1,472,546
Total Stockholders’ Equity	1,772,691

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,765,092

See accompanying notes to consolidated financial statements.

1

ASAH CORP. AND SUBSIDIARY

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30, 2006 (Consolidated)	For the Three Months Ended June 30, 2005 (Combined)	For the Six Months Ended June 30, 2006 (Consolidated)	For the Six Months Ended June 30, 2005 (Combined)

REVENUE, NET	$2,678,909	$1,102,367	$4,914,836	$1,877,372

COST OF REVENUES	1,698,992	617,082	3,225,839	1,199,462

GROSS PROFIT	979,917	485,285	1,688,997	677,910

OPERATING EXPENSES
General and administrative	142,410	97,193	261,630	167,452
Salaries	269,446	75,264	399,284	142,118
Rent	31,186	21,150	58,566	40,980
Total Operating Expenses	443,042	193,607	719,480	350,550

NET INCOME FROM OPERATIONS	536,875	291,678	969,517	327,360

OTHER INCOME
Interest income	1,856	31	2,854	80
Total Other Income	1,856	31	2,854	80

INCOME FROM OPERATIONS BEFORE INCOME TAXES	538,731	291,709	972,371	327,440

Provision for Income Taxes	(205,597)	(104,844)	(378,841)	(118,945)

NET INCOME	$333,134	$186,865	$593,530	$208,495

Net income per share - basic and diluted	$0.01	$0.01	$0.02	$0.01

Weighted average number of shares outstanding during the period – basic and diluted	29,041,025	20,000,000	29,027,140	20,000,000

See accompanying notes to consolidated financial statements.

2

ASAH CORP. AND SUBSIDIARY

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30, 2006 (Consolidated)	For the Six Months Ended June 30, 2005 (Combined)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$593,530	$208,495
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	14,642	8,464
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, net	137,201	(454,354)
(Increase) decrease in advance to employees	2,042	889
Decrease in prepaid expenses	4,925	21,570
Increase (decrease) in accounts payable and accrued expenses	(2,079)	430
Increase in accrued taxes	373,771	120,518
Decrease in deferred compensation	25,000	-
Net Cash Provided By (Used In) Operating Activities	1,149,032	(93,988)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposit	-	(1,783)
Purchase of property and equipment	(45,450)	(8,405)
Net Cash Used In Investing Activities	(45,450)	(10,188)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	-	12,831
Repayment to related party	(90,000)	-
Loan from related party	5,000	45,000
Stock issued for cash	30,002	-
Net Cash Provided (Used) By Financing Activities	(54,998)	57,831

NET INCREASE (DECREASE) IN CASH	1,048,584	(46,345)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	97,841	46,345

CASH AND CASH EQUIVALENTS AT END OF PERIOD	1,146,425	-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for income taxes	$-	$-

Cash paid for interest expense	$118	$-

3

ASAH CORP. AND SUBSIDIARY

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2006 (CONSOLIDATED) AND 2005 (COMBINED)

(UNAUDITED)

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

ASAH Corp. formerly known as RenFrew, Inc., was organized under the laws of the State of Delaware.

American Surgical Assistants, Inc. (“ASA”) was organized under the laws of the State of Texas on April 4, 2001 as a Texas limited partnership. On June 27, 2002, the Company converted to a Texas corporation. The Company provides surgical assistants to hospitals in the Houston, Texas area.

On October 10, 2005, pursuant to a Stock Purchase Agreement and Share Exchange by and among ASAH Corp., a Delaware corporation (“ASAH”), ASA and the shareholders of ASA, ASAH purchased all of the outstanding shares of ASA for a total of 12,000,000 shares of ASAH’s common stock to the ASA shareholders. Pursuant to the agreement, ASA became a wholly-owned subsidiary of ASAH.

The Company has accounted for the transaction as a combination of entities under common control as the companies had the same ownership and management and accordingly, recorded the merger at historical cost. Accordingly, all shares and per share amounts have been retroactively restated.

ATS Billing Services, Inc. was organized under the laws of the State of Texas on March 30, 2006 and as of April 1, 2006 became a wholly-owned subsidiary of ASAH Corp. The Company was formed to engage in HIPPAA-compliant billing services to and collection for healthcare industry professionals, mainly, but not exclusively, surgical assistants. ATS’ services include primary claim billing to insurance companies and to patients, with follow-up for collection purposes.

(B) Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

4

ASAH CORP. AND SUBSIDIARY

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2006 (CONSOLIDATED) AND 2005 (COMBINED)

(UNAUDITED)

(C) Principles of Consolidation and Combination

The 2006 consolidated financial statements include the accounts of ASAH Corp. and its wholly owned subsidiaries, American Surgical Assistants, Inc. and ATS Billing Services, Inc. The 2005 combined financial statements include the accounts of American Surgical Assistants, Inc. and ASAH Corp.

All significant intercompany accounts and transactions have been eliminated in consolidation and combination. ASAH Corp. and its wholly owned subsidiaries American Surgical Assistants, Inc. and ATS Billing Services, Inc. are hereafter referred to as the Company.

(D) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(E) Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of the balance sheet dates presented in the financial statements.

(F) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(G) Income Per Share

Basic and diluted net income per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, “Earnings Per Share.” The Company does not have any dilutive securities outstanding as of June 30, 2006 and 2005.

5

ASAH CORP. AND SUBSIDIARY

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2006 (CONSOLIDATED) AND 2005 (COMBINED)

(UNAUDITED)

(H) Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments including accounts receivable, accounts payable and accrued expenses approximate fair value due to the relatively short period to maturity for these instruments.

(I) Revenue Recognition and Provision for Doubtful Accounts

We provide for an allowance against accounts receivable for an amount that could become uncollectible whereby such receivables are reduced to their estimated net realizable value. We estimate this allowance based on the aging of our accounts receivable, our historical collection experience and other relevant factors. There are various factors that can impact the collection trends, such as changes in the number of uninsured patients, the increased burden of co-payment to be made by patients with insurance and business practices related to collection efforts. These factors continuously change and can have an impact on collection trends and our estimation process.

We recognize net operating revenues in the period in which services are performed. Net operating revenues consist primarily of net patient service revenues that are recorded based on established billing rates (gross charges), less estimated discounts for insurance reimbursements and 100% allowances principally for patients covered by Medicare and Medicaid. We write off the gross accounts receivable against the related reserve upon collection of the accounts receivable or upon the determination by management that the receivable will be uncollectable.

Established billing rates are not the same as actual pricing, and established billing rates generally do not reflect what the Company is ultimately paid and therefore are not displayed in our Consolidated Statements of Operations. The Company is typically paid amounts based on individual insurance company rates.

Revenues billed under contracts with hospitals are billed monthly over the contract period as services are provided to patients regardless of the patients ability to pay.

(J) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful life of three to five years.

(K) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(L) Concentration of Credit Risk

The Company at times has cash in banks in excess of FDIC insurance limits. At June 30, 2006, the Company had approximately $1,046,425 in excess of FDIC insurance limits.

6

ASAH CORP. AND SUBSIDIARY

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2006 (CONSOLIDATED) AND 2005 (COMBINED)

(UNAUDITED)

(M) Concentration of Geographic Area

100% of sales are generated in the Houston area in the State of Texas.

(N) Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections.  This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 also requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. This Statement is effective in fiscal years beginning after December 15, 2005. The Company has not yet determined the effect of implementing this standard.

SFAS 155, “Accounting for Certain Hybrid Financial Instruments” and SFAS 156, “Accounting for Servicing of Financial Assets” were recently issued. SFAS 155 and 156 have no current applicability to the Company and have no effect on the financial statements.

NOTE 2	ACCOUNTS RECEIVABLE

Accounts receivable at June 30, 2006 consisted of the following:

Trade receivables	$1,498,312
Less: allowance for doubtful accounts	-

Accounts receivable, net	$1,498,312

During the six months ended June 30, 2006 and 2005, the Company recorded an allowance for doubtful accounts of $0. Management feels that all accounts are fully collectible as of June 30, 2006 and 2005.

NOTE 3	LOAN PAYABLE – RELATED PARTY

During 2006, the Company repaid a loan of $90,000 from a related corporation. The loan was unsecured, interest free and due on demand.

During 2006, the Company received a working capital loan of $5,000 from a company related to its President. The loan is unsecured, interest free and due on demand.

7

ASAH CORP. AND SUBSIDIARY

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2006 (CONSOLIDATED) AND 2005 (COMBINED)

(UNAUDITED)

NOTE 4	COMMITMENTS AND CONTINGENCIES

(A) Employment Agreement

During July 2005, the Company renewed a service agreement with its President for a period of five years. The agreement renews annually unless cancelled by either party with sixty days written notice. The agreement calls for the President to receive annual compensation of $260,000 per year, an automobile allowance, health insurance, disability insurance of $10,000 per month for a period of five years following any disability that lasts more than ninety days, an expense account of $10,000 per month and a severance equal to $3,000,000, and an option to purchase 5% of any shares issued by the Company during the term of the contract at a discount price equal to 25% of the closing price on the date issued by the Company.

During July 2005, the Company renewed a service agreement with its Vice President for a period of five years. The agreement renews annually unless cancelled by either party with sixty days written notice. The agreement calls for the Vice President to receive annual compensation of $260,000 per year, an automobile allowance, health insurance, disability insurance of $10,000 per month for a period of five years following any disability that lasts more than ninety days, an expense account of $10,000 per month and a contract termination payment equal to $3,000,000 and an option to purchase 5% of any shares issued by the Company during the term of the contract at a discount price equal to 25% of the closing price on the date issued by the Company.

NOTE 5	RELATED PARTY TRANSACTIONS

During 2006 and 2005, the Company paid rent expense to a corporation owned by an officer under a sublease agreement of $24,000 and $21,000, respectively.

NOTE 6	EQUITY

In April 2006, the Company issued 35,294 shares of common stock to individuals at $0.85 per share for total cash of $30,002.

8

ASAH CORP. AND SUBSIDIARY

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005

ASAH CORP. AND SUBSIDIARY

CONTENTS

PAGE	1	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	2	CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2005

PAGE	3	STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2005 (CONSOLIDATED) AND 2004 (COMBINED)

PAGE	4	STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2005 (CONSOLIDATED) AND 2004 (COMBINED)

PAGE	5	STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2005 (CONSOLIDATED) AND 2004 (COMBINED)

PAGES	6 - 13	NOTES TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:

ASAH Corp. and Subsidiary

We have audited the accompanying consolidated balance sheet of ASAH Corp. and subsidiary as of December 31, 2005, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2005 (consolidated) and 2004 (combined). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of ASAH Corp. and subsidiary as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 (consolidated) and 2004 (combined) in conformity with accounting principles generally accepted in the United States of America.

WEBB & COMPANY, P.A.

Boynton Beach, Florida

April 14, 2006

ASAH CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2005

ASSETS

CURRENT ASSETS
Cash	$133,194
Accounts receivable, net	1,635,513
Advances to employees	15,555
Prepaid expenses	16,057

TOTAL CURRENT ASSETS	1,800,319

PROPERTY AND EQUIPMENT, NET	64,903

TOTAL ASSETS	$1,865,222

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft	$35,352
Accounts payable and accrued expenses	144,168
Due to related party	90,000
Accrued income tax	471,543

TOTAL CURRENT LIABILITIES	741,063

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 29,013,100 shares issued and outstanding	29,013
Additional paid-in capital	459,880
Deferred compensation	(243,750)
Retained earnings	879,016
Total Stockholders’ Equity	1,124,159

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,865,222

See accompanying notes to consolidated financial statements.

2

ASAH CORP. AND SUBSIDIARY

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005 (Consolidated)	2004 (Combined)

REVENUE
Service fees	$4,338,490	$2,742,736
Contract fees	390,900	355,083
Total Revenues	4,729,390	3,097,819

COST OF REVENUES	3,300,181	2,032,363

GROSS PROFIT	1,429,209	1,065,456

OPERATING EXPENSES
General and administrative	520,378	401,274
Salaries	217,109	338,267
Rent	79,765	71,952
Total Operating Expenses	817,252	811,493

NET INCOME FROM OPERATIONS	611,957	253,963

OTHER INCOME (EXPENSE)
Other expense	(12,788)	-
Interest income	347	638
Total Other Income (Expense)	(12,441)	638

INCOME FROM OPERATIONS	599,516	254,601

Provision for Income Taxes	213,126	93,821

NET INCOME	$386,390	$160,780

Net income per share - basic and diluted	$.02	$.01

Weighted average number of shares outstanding during the period - basic and diluted	16,409,149	12,100,000

See accompanying notes to consolidated financial statements.

3

ASAH CORP. AND SUBSIDIARY

STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED TO DECEMBER 31, 2005 (CONSOLIDATED) AND 2004 (COMBINED)

	Preferred Stock		Common Stock		Additional Paid-In	Deferred	Retained
	Shares	Amount	Shares	Amount	Capital	Compensation	Earnings	Total

Balance, December 31, 2003	-	$-	12,100,000	$12,100	$18,238	$-	$327,846	$358,184

Net income	-	-	-	-	-	-	164,780	164,780

Balance, December 31, 2004 (Combined)	-	$-	12,100,000	$12,100	$18,238	$-	$492,626	$522,964

Shares issued for services ($.05 per share)	-	-	14,850,000	14,850	340,550	(243,750)	-	111,650

Shares issued for cash ($.05 per share)	-	-	2,063,100	2,063	101,092	-	-	103,155

Net income	-	-	-	-	-	-	386,390	386,390

BALANCE, DECEMBER 31, 2005 (CONSOLIDATED)	-	$-	29,013,100	$29,013	$459,880	$(243,750)	$879,016	$1,124,159

See accompanying notes to consolidated financial statements.

4

ASAH CORP. AND SUBSIDIARY

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005 (Consolidated)	2004 (Combined)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$386,390	$160,780
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	18,464	13,369
Common stock issued for services	111,650	-
Provision for uncollectible accounts	88,190	66,178
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,016,217)	(68,611)
(Increase) decrease in prepaid expenses	28,473	(39,020)
Increase in advances to employees	(15,555)	-
Increase in accounts payable and accrued expenses	70,452	31,372
Increase in accrued taxes	211,553	83,386
Increase (decrease) in accounts payable - related party	-	(217,500)
Net Cash Provided By (Used In) Operating Activities	(116,600)	29,954

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans	38,250	(2,000)
Purchase of property and equipment	(33,307)	(16,618)
Net Cash Provided By (Used In) Investing Activities	4,943	(18,618)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft	35,352	-
Due to related party	90,000	-
Repayment of loan payable	(30,000)	-
Loan payable – related party	40,000	-
Repayment of loan payable- related party	(40,000)	-
Issuance of common stock	103,155	-
Net Cash Provided By Financing Activities	198,507	-

NET INCREASE IN CASH	86,849	11,336

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	46,344	35,008

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$133,194	$46,344

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for income taxes	$-	$5,286

See accompanying notes to consolidated financial statements.

5

ASAH CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004 (COMBINED)

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

ASAH Corp. formerly known as RenFrew, Inc., was organized under the laws of the State of Delaware.

American Surgical Assistants, Inc. (“ASA”) was organized under the laws of the State of Texas on April 4, 2001 as a Texas limited partnership. On June 27, 2002, the Company converted to a Texas corporation. The Company provides surgical assistants to hospitals in the Houston, Texas area.

On October 10, 2005, pursuant to a Stock Purchase Agreement and Share Exchange by and among ASAH Corp., a Delaware corporation (“ASAH”), ASA and the shareholders of ASA, ASAH purchased all of the outstanding shares of ASA for a total of 12,000,000 shares of ASAH’s common stock to the ASA shareholders. Pursuant to the agreement, ASA became a wholly-owned subsidiary of ASAH.

The Company has accounted for the transaction as a combination of entities under common control as the companies had the same ownership and management and accordingly, recorded the merger at historical cost. Accordingly, all shares and per share amounts have been retroactively restated.

(B) Principles of Consolidation and Combination

The 2005 consolidated financial statements include the accounts of ASAH Corp. and its wholly owned subsidiary American Surgical Assistants, Inc. The 2004 combined financial statements include the accounts of American Surgical Assistants, Inc. and ASAH Corp.

All significant intercompany accounts and transactions have been eliminated in consolidation and combination. ASAH Corp. and its wholly owned subsidiary American Surgical Assistants, Inc. are hereafter referred to as the Company.

(C) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Significant estimates include the allowance for doubtful accounts and deferred income taxes. Actual results could differ from those estimates.

6

ASAH CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004 (COMBINED)

(D) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(E) Income Per Share

Basic and diluted net income per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, “Earnings Per Share.” As of December 31, 2005 and 2004, there were no common share equivalents outstanding.

(F) Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments including accounts receivable, accounts payable and loans payable approximate fair value due to the relatively short period to maturity for this instrument.

(G) Revenue Recognition and Provision for Doubtful Accounts

We provide for an allowance against accounts receivable for an amount that could become uncollectible whereby such receivables are reduced to their estimated net realizable value. We estimate this allowance based on the aging of our accounts receivable, our historical collection experience and other relevant factors. There are various factors that can impact the collection trends, such as changes in the number of uninsured patients, the increased burden of co-payment to be made by patients with insurance and business practices related to collection efforts. These factors continuously change and can have an impact of collection trends and our estimation process.

We recognize net operating revenues in the period in which services are performed. Net operating revenues consist primarily of net patient service revenues that are recorded based on established billing rates (gross charges), less estimated discounts for insurance reimbursements and 100% allowances principally for patients covered by Medicare and Medicaid. We write off the gross accounts receivable against the related reserve upon collection of the accounts receivable or upon the determination by management that the receivable will be uncollectable.

Established billing rates are not the same as actual pricing, and established billing rates generally do not reflect what the Company is ultimately paid and therefore are not displayed in our Consolidated Statements of Operations. The Company is typically paid amounts based on individual insurance company rates.

Revenues billed under contracts with hospitals are billed monthly over the contract period as services are provided to patients regardless of the patients ability to pay or the patients' lack of insurance.

(H) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful life of three to five years.

7

ASAH CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004 (COMBINED)

 (I) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(J) Concentration of Credit Risk

The Company at times has cash in banks in excess of FDIC insurance limits. At December 31, 2005 and 2004, the Company had approximately $72,867 and $0, respectively, in excess of FDIC insurance limits.

(K) Concentration in Geographic Area

100% of sales are generated in the Houston area in the State of Texas.

(L) Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities (VIE),” (revised December 2003 by FIN No. 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN No. 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN No. 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The adoption of FIN No. 46R did not have a material impact on the Company’s financial position, results of operations or cash flows as the Company does not have any VIEs.

In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment” (“SFAS 123R”), a revision to SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), and superseding APB Opinion No. 25 “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Adoption of the provisions of SFAS 123R is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company is currently in the process of evaluating the potential impact that the adoption of SFAS 123R will have on its consolidated financial position and results of operations.

8

ASAH CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004 (COMBINED)

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs -- an amendment of ARB No. 43, Chapter 4”(“SFAS 151”) This statement clarifies the criteria of “abnormal amounts” of freight, handling costs, and spoilage that are required to be expensed as current period charges rather than deferred in inventory. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for the Company July 1, 2005. The Company is currently in the process of determining the impact of this statement on the Company’s financial statements.

In December 2004, the FASB issued SFAS no. 153, Exchanges of Nonmonetary Assets an amendment of APB Opinion No. 29. This Statement addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. This Statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company is currently evaluating the impact of this statement on the financial statements.

In December 2004, the FASB issued SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions an amendment of FASB Statements No. 66 and 67. This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. The guidelines of this statement are not applicable to the Company.

SFAS No. 154 (“SFAS 154”), Accounting Changes and Error Corrections, was issued in May 2005 and replaces APB Opinion No. 20 and SFAS No. 3 (“SFAS 3”). SFAS No. 154 requires retrospective application for voluntary changes in accounting principle in most instances and is required to be applied to all accounting changes made in fiscal years beginning after December 15, 2005. The Company’s expected April 1, 2006 adoption of SFAS No. 154 is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

NOTE 2	ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2005 consisted of the following:

9

ASAH CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004 (COMBINED)

Trade and other receivables	$1,635,513
Less: allowance for doubtful accounts	-

Accounts receivable, net	$1,635,513

Provision for uncollectible accounts was $88,190 and $66,178 for the years ended December 31, 2005 and 2004, respectively.

NOTE 3	PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2005 consisted of the following:

Office furniture	$14,844
Office equipment	87,323
Medical equipment	2,258
Leasehold improvements	3,752
Less accumulated depreciation	(43,274)

$64,903

Depreciation expense for the years ended December 31, 2005 and 2004 was $18,464 and $13,369, respectively.

NOTE 4	LOAN PAYABLE

During 2005, the Company received a loan of $90,000 from a related corporation. The loan is unsecured, interest free and due on demand.

During 2005, the Company received a working capital loan of $40,000 from a company related to its President and repaid $40,000.

During 2003, the Company received a loan of $30,000 from an individual stockholder. The loan was unsecured, interest free and due on demand. At December 31, 2005, the amount had been fully repaid.

NOTE 5	COMMITMENTS AND CONTINGENCIES

(A) Employment Agreement

During 2001, the Company entered into a service agreement with its President for a period of three years. The agreement renews annually unless cancelled by either party with sixty days written notice. The agreement calls for the President to receive annual compensation of $260,000 per year, an automobile allowance, health insurance, disability insurance of

10

ASAH CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004 (COMBINED)

$10,000 per month for a period of five years following any disability that lasts more than ninety days, an expense account of $10,000 per month and a severance equal to $3,000,000, and an option to purchase 5% of any shares issued by the Company during the term of the contract at a discount price equal to 25% of the closing price on the date issued by the Company. In July 2005, the Company renewed its employment agreement for a term of five years expiring on July 1, 2010 under the same terms and conditions.

During 2002, the Company entered into a service agreement with its Vice President for a period of three years. The agreement renews annually unless cancelled by either party with sixty days written notice. The agreement calls for the Vice President to receive annual compensation of $260,000 per year, an automobile allowance, health insurance, disability insurance of $10,000 per month for a period of five years following any disability that lasts more than ninety days, an expense account of $10,000 per month and a contract termination payment equal to $3,000,000 and an option to purchase 5% of any shares issued by the Company during the term of the contract at a discount price equal to 25% of the closing price on the date issued by the Company. In July 2005, the Company renewed its employment agreement for a term of five years expiring on July 1, 2010 under the same terms and conditions.

(B) Operating Lease

During 2001, the Company entered into a sublease agreement with a company owned by related parties for a term of seven years ending February 2008. The agreement calls for monthly lease payments of $5,570 through March 2005 and then annual increases through February 2008.

Future minimum lease payments consist of the following:

2006	$111,212
2007	115,320
2008	117,564

Total	$344,096

Total rent expense for the years ended December 31, 2005 and 2004 was $79,765 and $71,953, respectively.

NOTE 6	INCOME TAXES

Income tax expense (benefit) for the periods ended December 31, 2005 and 2004 is summarized as follows:

11

ASAH CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004 (COMBINED)

	2005 (Consolidated)	2004 (Combined)
Current:
Federal	$-	$6,722
Deferred – Federal	213,126	87,099

Income tax expense (benefit)	$213,126	$93,821

The Company’s tax expense differs from the “expected” tax expense for the periods ended December 31, 2005 and 2004 as follows:

	2005 (Consolidated)	2004 (Combined)

U.S. Federal income tax expense (benefit)	$213,126	$93,821
State income tax expense (benefit)	-	-

	$213,126	$93,821

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2005 and 2004 are as follows:

	2005 (Consolidated)	2004 (Combined)
Deferred tax liabilities:
Current difference in tax basis of assets and liabilities	$471,543	$258,417

Total Deferred Tax Liabilities	$471,543	$258,417

NOTE 7	RELATED PARTY TRANSACTIONS

During 2005 and 2004, the Company paid rent expense to a corporation owned by an officer under a sublease agreement of $42,000 and $36,000, respectively.

During 2005, the Company received a loan of $90,000 from a related corporation. The loan is unsecured, interest free and due on demand.

During 2005, the Company received a working capital loan of $40,000 from a company related to its President and repaid $40,000.

During 2005, the Company repaid a loan of $30,000 from a stockholder.

12

ASAH CORP. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004 (COMBINED)

NOTE 8	STOCKHOLDERS’ EQUITY

(A) Stock Issued for Services

On July 22, 2005, the Company issued 7,900,000 shares of common stock to management for past services. The value of these shares was based on the fair market value of the stock on the date of grant of $7,900.

On December 15, 2005, the Company issued 600,000 shares of common stock to employees for past services. The shares were valued based on the recent cash offering price of $0.05 per share or $30,000.

On December 15, 2005, the Company issued 900,000 shares of common stock for professional services. The shares were valued based on the recent cash offering price of $0.05 per share or $45,000.

On December 15, 2005, the Company issued 450,000 shares of common stock for legal services. The shares were valued based on the recent cash offering price of $0.05 per share or $22,500.

(B) Stock Issued in Merger

On October 10, 2005, pursuant to a Stock Purchase Agreement and Share Exchange by and among ASAH Corp., a Delaware corporation (“ASAH”), ASA and the shareholders of ASA, ASAH purchased all of the outstanding shares of ASA for a total of 12,000,000 shares of ASAH’s common stock to the ASA shareholders. Pursuant to the agreement, ASA became a wholly-owned subsidiary of ASAH. The shares were valued at the historical cost basis of ASA and all share and per share amounts are retroactively restated as if the entities had been combined as of the earliest period presented.

(C) Deferred Compensation

On November 15, 2005, the Company issued 5,000,000 shares of common stock to consultants for future services. The value of these shares were valued based on a recent cash offering price of $0.05 per share or $250,000. The Company expensed $6,250 during 2005 and the remaining balance of $243,750 will be amortized over the five year life of the agreement.

NOTE 9	RECLASSIFICATION OF PRIOR YEAR NUMBERS

Certain items in the financial statements for the year ended December 31, 2004 have been reclassified to be consistent with the presentation adopted in 2005.

13

ASAH CORP.

4,125,697 SHARES

COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

UNTIL __________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Business Corporation Law of the State of Delaware provides that any corporation shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if such corporate agent acted in good faith and in the best interest of the corporation and with respect to any criminal proceeding, such corporate agent has no reasonable cause to believe his conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Our certificate of incorporation provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.Insofar as indemnification for liabilities arising under the Securities Act of1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$803.23
Transfer Agent Fees (1)	$0
Accounting fees and expenses (1)	$20,000
Legal fees and expenses (1)	$30,000
Total(1)	$55,803.23

(1) Estimated

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES

On July 22, 2003, we issued 100,000 shares to Chris Penner for services rendered as our founder valued at $100. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. On October 31, 2003, Chris Penner transferred the 100,000 shares to Zak Elgamal and Jaime Olmo-Rivas in the following manner: 50,000 shares to Zak Elgamal and 50,000 shares to Jaime Olmo-Rivas. Such transfer was pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On July 22, 2005, we issued 3,950,000 restricted shares of the Company’s common stock to Zak W. Elgamal, our President, Chief Executive Officer, and Director for services rendered and 3,950,000 restricted shares of our common stock to Jaime Olmo-Rivas for services rendered. The value of these shares was based on the fair market value of the stock on the date of grant of a total of $7,900. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Elgamal and Mr. Olmo-Rivas had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On October 10, 2005, we issued 6,000,000 restricted shares of our common stock to Mr. Elgamal and 6,000,000 restricted shares of our common stock to Mr. Olmo-Rivas for an aggregate amount of 12,000,000 restricted shares of our common stock pursuant to the Stock Purchase Agreement and Share Exchange between us and American Surgical Assistants, Inc. The shares were valued at the historical cost basis of ASA.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Elgamal and Mr. Olmo-Rivas had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On November 15, 2005, we issued 2,500,000 restricted shares of our common stock to Bland Chamberlain and 2,500,000 restricted shares of our common stock to Jose Chapa, Jr. pursuant to consulting agreements. The shares were valued based on the recent cash offering price of $.05 per share or a total of $250,000. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Chamberlain and Mr. Chapa had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In December 2005, we completed an offering in which we issued a total of 2,063,100 shares of our common stock to a total of 81 investors at a price per share of $.05 for an aggregate offering price of $103,155. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Adam, Sandra	2,000
Aguilar, Hugo	5,000
Al Alam, Mohd S.	5,000
Baburi, Qasim	10,000
Baker, Sandra	10,000
Battad, Venerando	5,000
Butcher, Sylvia	5,000
Canseco, Jose Jr.	5,000
Carpenter, Karen	20,000
Chamberlain, Bland	500,000
Chapa, Jose	500,000
Cornell, Robert	100,000
Correa, Jorge	5,000
Cruz, Christopher	2,000
Cruz, Margaret	5,000
Dubravka, Muranovic	15,000
Elgamal, Janine	25,000
Elgamal, Marie	25,000
Elmenhorst, Carl	7,060
Fisher, Sheryl	5,000
Flores, David	10,000
Fogle, Rosa	10,000
Gloria, Eduardo	5,000
Hyde, Marie	4,706
Ibrahim, Majed	5,000
Khan, Sosun	10,000
Lopez, Jason A	800
Lopez, Veronica L	800

Machado, Raul	40,000
Maldonado, Marivic	5,000
Maldonado, Rosalina	5,000
Mamlouk, Samuel	10,000
Marimon, Antonio	2,000
Martinez, Beatriz	5,000
Martinez, Elizabeth	5,000
Martinez, Jerome	5,000
Martinez, Lester	50,000
Martinez, Rogelio	10,000
Masilungan, Pedro	10,000
Maxene, Gary	11,764
Merritt, Stacey	10,000
Modaresi, Mohamad	10,000
Nna Obinna Chinazom	10,000
Nna Wosu, Chidinma M	10,000
Nna Wosu, Chihurumnanya	10,000
Nna Wosu, Ikenna C	10,000
Ochoa, Amanda	500
Ochoa, Denise	500
Ochoa, Jude E	500
Ochoa, Madison P	500
Ochoa, Ryan E	500
Ochoa-De Estaba, Amelia	11,764
Olmo, Jaime A Sr	5,000
Olmo, Jaime III	125,000
Olmo, Javier	31,000
Olmo, Joaquina	5,000
Olmo, Juan Carlos	25,000
Olmo, Norelly A	25,000
Parmar, Abhaman	50,000
Parmar, Kamla	25,000
Patrone, Louis	10,000
Perez, Rolando	5,000
Pitty, Catalino	10,000
Roa, Hernan	10,000
Rodriguez, Eduardo	5,000
Rodriguez, Samuel	5,000
Ryan, Shirley	10,000
Sayed, Adil	5,000
Scott, Dallas	5,000
Scott, Donna J.	20,000
Sharum, Cynthia L.	30,000
Smith, David	10,000
Tillerson, Donna G	50,000
Tolosa, Bernabe	10,000
Velasquez, Percy	35,000
Ventura, Jose D.	1,000
Vidales, Alexandria	3,000
Vidales, Jeremy	3,000

Vidales, Rosa	5,000
Wise, Steve	20,000
Zamarron, Debra	10,000
Zamarron, Roger	10,000

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. Although there were 81 investors that received shares in this offering it was still not a public offering since all of these shareholders were employees and consultants of American Surgical Assistants, Inc. and had information on the Company. In addition, these investors had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On December 15, 2005, we issued 900,000 restricted shares of our common stock to Global Business Resources, Inc. for consulting services rendered to us. The shares were valued based on the recent cash offering price of $.05 per share or $45,000. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Global Business Resources, Inc. had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On December 15, 2005, we issued 450,000 restricted shares of our common stock to Anslow & Jaclin, LLP for legal services rendered to us. The shares were valued based on the recent cash offering price of $.05 per share or $22,500.Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Anslow & Jaclin, LLP had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On December 15, 2005, we issued a total of 600,000 restricted shares of our common stock to Margaret Cruz, Rogelio S. Martinez and to Nayef Nassar in exchange for services rendered to us. The shares were valued based on the recent cash offering price of $.05 per share or a total of $30,000. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these individuals had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In April 2006, we completed an offering in which we issued a total of 38,294 shares of our common stock to five investors at a price per share of $.85 for an aggregate offering price of $32,550. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Elmenhorst, Carl	7,060
Hyde, Marie	4,706
Maxene, Gary	11,764
Ochoa-De Estaba, Amelia	11,764
Smith, Eugene	3,000

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

ITEM 27.	EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION

3.1	Articles of Incorporation and Amendments*
3.2	By-Laws*
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Stock Purchase Agreement dated October 10, 2005**
10.2	Lease Agreement and Amendments**
10.3	Executed Employment Agreement with Zak Elgamal
10.4	Executed Employment Agreement with Jaime Olmo-Rivas
10.5	Executed Service Agreement and renewal with Professional Surgical Assistant, Inc.
10.6	Executed Service Agreement and renewal with Certified Surgeon Assistant Services, Inc.

10.7	Executed Consulting Agreement with Bland Chamberlain
10.8	Executed Consulting Agreement with Jose Chapa
10.9	Executed Employment Agreement with Bland Chamberlain
10.10	Executed Employment Agreement with Jose Chapa
23.1	Consent of Webb & Co, PA
23.1	Consent of Counsel, as in Exhibit 5.1

*	Incorporated by reference to our Form 10-SB, filed on August 1, 2003 (SEC File No. 000-50354).
**	Filed as an Exhibit to Amendment No. 1 to our Form SB2 filed on July 7, 2006.

ITEM 28.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a)	Rule 415 Offering Undertaking:

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

	(d)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)	Rule 430A under the Securities Act undertaking:

The undersigned registrant hereby undertakes:

1.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sec. 230. 424(b)(1), (4) or 230. 497(h)) as part of this registration statement as of the time the Commission declared it effective.

2.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

1.	If the small business issuer is relying on Rule 430B (ss. 230. 430B of this chapter):

(i)

Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) (ss. 230. 424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (ss. 230. 424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (ss. 230. 415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

2.

If the small business issuer is subject to Rule 430C (ss. 230. 430C of this chapter), include the following: Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas on September 1, 2006.

By:	/s/ Zak W. Elgamal
Zak W. Elgamal President, Chief Executive Officer, Principal Accounting Officer, Chief Financial Officer and Director

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Zak W. Elgamal, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ Zak W. Elgamal

Zak W. Elgamal

Chief Executive Officer, Principal Accounting Officer,

Chief Financial Officer and Director

Dated: September 1, 2006